Exhibit 10.4
Dated 6 May 2010

MARFIN EGNATIA BANK Societe Anonyme
as Lender
-and-
AUSTRALIA HOLDINGS LTD.
CHINA HOLDINGS LTD.
BRAZIL HOLDINGS LTD.
GRAND RODOSI INC.
NEWLEAD SHIPPING S.A.
and
NEWLEAD BULKERS S.A.
as joint and several Borrowers

FINANCIAL AGREEMENT
reducing revolving credit facility not exceeding in aggregate
US$65,280,000 regarding m/vs “AUSTRALIA”,
“CHINA, “BRAZIL” and “GRAND RODOSI”

INDEX

1. PURPOSE	1
2. DEFINITIONS	1
3. THE FACILITY — THE BORROWERS JOINT AND SEVERAL LIABILITY	23
4. AVAILABILITY — DESIGNATED TRANSACTIONS	24
5. NOTICE OF DRAWDOWN	25
6. INTEREST PERIODS	27
7. INTEREST	27
8. DEFAULT INTEREST	28
9. SUBSTITUTE BASIS	28
10. PREPAYMENT	29
11. REDUCTION — REPAYMENT	34
12. APPLICATION	34
13. EVIDENCE OF DEBT	35
14. PAYMENTS	35
15. CHANGE OF CIRCUMSTANCES	36
16. REPRESENTATIONS AND WARRANTIES	38
17. SECURITIES	42
18. CONDITIONS PRECEDENT	43
19. FINANCIAL AND GENERAL UNDERTAKINGS	47
20. INSURANCE UNDERTAKINGS	51
21. OPERATIONAL UNDERTAKINGS	53
22. RETENTION ACCOUNT AND EARNINGS ACCOUNTS	59
23. SECURITY COVER	60
24. EVENTS OF DEFAULT	61
25. SET-OFF	64
26. FEES	65
27. EXPENSES	65
28. INDEMNITY	65
29. ENVIRONMENTAL INDEMNITY	66
30. STAMP DUTIES	66
31. DETERMINATIONS	66
32. NO WAIVER	66
33. PARTIAL INVALIDITY	66
34. TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH	67
35. NON-IMMUNITY	67
36. NOTICES	68
37 SUPPLEMENTAL	69
38. LAW AND JURISDICTION	69
39. THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS	71
SCHEDULE 1	74
FORM OF NOTICE OF DRAWDOWN	74
SCHEDULE 2	77
FORM OF ACKNOWLEDGEMENT	77

THIS AGREEMENT is made the 6th day of May 2010
BETWEEN
1)	MARFIN EGNATIA BANK Societe Anonyme as lender; and

2)	ÁUSTRALIA HOLDINGS LTD., CHINA HOLDINGS LTD., BRAZIL HOLDINGS LTD., GRAND RODOSI INC., NEWLEAD BULKERS S.A. and NEWLEAD SHIPPING S.A. as joint and several borrowers.

1.	PURPOSE

A.	This Agreement sets out the terms and conditions on which the Lender has agreed to make available to the Borrowers as joint and several borrowers a reducing revolving credit facility, not exceeding at any time the aggregate amount of Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000) in multiple Advances in the following amounts and for the following purposes:
(i)	an Advance (the “Refinancing Advance A”) in an amount of up to Thirty One million Dollars ($31,000,000) for the purpose of initially assisting the Existing Borrowers A in refinancing in full certain existing indebtedness, pursuant to the Existing Financial Agreement A;

(ii)	an Advance (the “Refinancing Advance B”) in an amount of up to Thirty Four million Two hundred Eighty thousand Dollars ($34,280,000) for the purpose of initially assisting the Existing Borrowers B in refinancing in full certain existing indebtedness, pursuant to the Existing Financial Agreement B; and

(iii)	Advances (hereinafter called together the “Working Capital Advances” and singly each a “Working Capital Advance”) in amounts approved by the Lender for the purpose of providing the Borrowers or any of them with working capital.
B.	The Borrowers and the Lender may enter into Designated Transactions with the Lender pursuant to the Master Agreement and separate Confirmations.

2.	DEFINITIONS

2.1	In this Agreement the following terms shall have the following meanings, unless the context otherwise requires:

“Accounts” means collectively the Earnings Accounts and the Retention Account and, in the singular, means any of them;

“Accounts’ Charges” means collectively the Earnings Account Charges and the Retention Account Charge and, in the singular, means any of them;

“Advance” means the principal amount of each borrowing by the Borrowers under this Agreement (including for the avoidance of doubt each of the Refinancing Advances and the Working Capital Advances) or, if the context may require, so much thereof as shall for the time being be outstanding to the Lender hereunder or, as the case may be, the principal amount of that portion of each borrowing by the Borrowers under this Agreement for which the Borrowers select an Interest Period of a particular duration and, in the plural, means all of them;

“Applicable Accounting Principles” means those accounting principles, standards and practices on which preparation of the Financial Statements is based, which are IFRS or US GAAP and principles and practices adopted by the Corporate Guarantor and its Subsidiaries at the date hereof or at any time hereafter and notified to and accepted by the Lender;

“Applicable Limit” means the maximum amount of the Facility available for drawing hereunder at any relevant time being on the date hereof Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000) and being reduced on each of the thirty two (32) Reduction Dates by the relevant Reduction Instalment referred to in Clause 11.1 and as it may be further reduced in accordance with Clauses 10.1 and/or 10.3 and/or 10.5 and/or 11.1 and/or 11.2 and/or any other provision of this Agreement;

“Applicable Margin” means in relation to each Advance in respect of each Interest Period applicable to it:
(a)	for each Interest Period falling during the period commencing on the Drawdown Date of the Advance first to occur and ending on the date falling twenty four (24) months thereafter: three point five per cent (3.5%) per annum;

(b)	for each Interest Period on or after such date if the Security Cover:
(i)	is equal to or less than One hundred twenty per cent (120%) the Applicable Margin for the next Interest Period relating to that Advance commencing after the relevant Security Cover calculation date shall be: Four point twenty five per cent (4.25%) per annum;

(ii)	is equal to or less than One hundred twenty five per cent (125%) but greater than one hundred twenty per cent (120%) the Applicable Margin for the next Interest Period relating to that Advance commencing after the relevant Security Cover calculation date shall be: Four per cent (4%) per annum;

(iii)	is equal to or less than One hundred thirty per cent (130%) but greater than one hundred twenty five per cent (125%) the Applicable Margin for the next Interest Period relating to that Advance commencing after the relevant Security Cover calculation date shall be: Three point seventy five per cent (3.75%) per annum; and

(iv)	is greater than One hundred thirty per cent (130%) the Applicable Margin for the next Interest Period relating to that Advance commencing after the relevant Security Cover calculation date shall be: Three point five per cent (3.5%) per annum.
“Approved Brokers” means the insurance brokers appointed by the Borrowers with the Lender’s prior approval;

“Auditors” means any first class firm of international accountants to be approved by the Lender;

“Australia Borrower” means Australia Holdings Ltd., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80Broad Street, Monrovia, Republic of Liberia;

“Australia Charter” means the time charter dated 2 November 2009 in respect of the Australia Ship made between the Australia Borrower as owner and the Australia Charterer as charterer for a period of about twenty two (22) to about twenty four (24) months (about means plus/minus twenty (20) days in the Australia Charterer’s option) and at a rate of Twenty One thousand Seven hundred Fifty Dollars ($21,750) per day including overtime, as the same may from time to time be amended, varied or supplemented, with the Lender’s prior written consent;

“Australia Charterer” means RIZZO BOTTIGLIERI DE CARLINI ARMATORI SPA., of Naples, Italy;

“Australia Earnings Account” means the interest bearing deposit account opened by the Australia Borrower with the Lender numbered 0315610426 into which all the Earnings of the Australia Ship are to be paid, in accordance with Clauses 21.2 and 22.7, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Australia Earnings Account may from time to time be paid on a time deposit basis;

“Australia Ship” means the m.v. “AUSTRALIA”, a bulk carrier vessel, with gross tonnage of 91,188 tons and net tonnage of 52,901 tons, registered in the ownership of the Australia Borrower under the laws and the flag of the relevant Flag State;

“Availability Period” means in respect of each Advance, the period commencing from the date of this Agreement and ending on the relevant Termination Date;

“Banking Day” means a day on which banks and financial markets are open for business in Athens, New York and London and any other financial centre which the Lender may deem appropriate for the operation of the provisions of this Agreement and/or the Master Agreement;

“Bonds” means the $145,000,000 senior unsecured, unlisted and unrated convertible seven per cent (7%) notes issued by the Corporate Guarantor;

“Borrowers” means together the Australia Borrower, the China Borrower, the Brazil Borrower, the Rodosi Borrower, the Newlead Shipping Borrower and the Newlead Bulkers Borrower and, in the singular, means any of them;

“Borrowed Money” means Financial Indebtedness in respect of (i) money borrowed or raised and debit balances at banks, (ii) any bond, note, loan stock, debenture or similar debt instrument, (iii) acceptance or documentary credit facilities, (iv) receivables sold or discounted (otherwise than on a non-recourse basis), (v) deferred payments for assets or services acquired, (vi) finance leases and hire purchase contracts, (vii) swaps, forward exchange contracts, futures and other derivatives, (viii) any other transaction (including without limitation forward sale or purchase agreements) having the commercial effect of a borrowing or raising of money or of any of (ii) to (vii) above and (ix) guarantees in respect of Financial Indebtedness of any person falling within any of (i) to (viii) above;

“Brazil Borrower” means Brazil Holdings Ltd., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia;

“Brazil Charter” means the time charter dated 20 May 2008 as amended by addenda dated 23 December 2008, 7 January 2009 and 13 August 2009 in respect of the Brazil Ship made between Grand Nike Pte. Ltd. of Singapore (“Nike”) and TMT as charterer and novated by an addendum dated 13 August 2009 made by and among Nike, TMT and the Brazil Borrower as owner, for a period of about six (6) years (about means plus/minus sixty (60) days) and at a daily hire rate of Thirty One thousand Dollars ($31,000) pro rata gross for the first and second year and Twenty eight thousand Dollars ($28,000) pro rata gross thereafter, subject to the condition in the addendum dated 7 January 2009, as the same may be further amended, varied or supplemented, with the Lender’s prior written consent;

“Brazil Earnings Account” means the interest bearing deposit account opened by the Brazil Borrower with the Lender numbered 0315613422 into which all the Earnings of the Brazil Ship are to be paid, in accordance with Clauses 21.2 and 22.7, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the Brazil Earnings Account may from time to time be paid on a time deposit basis;

“Brazil Ship” means the m.v. “BRAZIL”, a bulk carrier vessel, with gross tonnage of 77,135 tons and net tonnage of 48,543 tons, registered in the ownership of the Brazil Borrower under the laws and the flag of the relevant Flag State;

“Cash” means free and available negotiable money, orders, cheques and bank balances and deposits but to exclude (a) any cash that is specifically blocked and charged and (b) cash standing to the credit of any blocked account and charged to the Lender pursuant to this Agreement;

“Charters” means together the Australia Charter, the China Charter and the TMT Charters and, in the singular, means any of them;

“Charterers” means collectively the Australia Charterer, the China Charterer and TMT or, in relation to each Ship, any other charterer of that Ship, which is approved by the Lender for the purposes of Clause 21.9;

“Charter Assignment” means in relation to each Ship, the first priority deed of assignment of the Charter in respect of that Ship made or, as the context may require, to be made between the Owner thereof and the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time hereafter be amended, varied or supplemented and, in the plural, means all of them;

“China Borrower” means China Holdings Ltd., a corporation organised and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street Monrovia, Liberia;

“China Earnings Account” means the interest bearing deposit account opened by the China Borrower with the Lender numbered 0315612427 into which all the Earnings of the China Ship are to be paid, in accordance with Clauses 21.2 and 22.7, such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from the China Earnings Account may from time to time be paid on a time deposit basis;

“China Ship” means the m.v. “CHINA”, a bulk carrier vessel, with gross tonnage of 73,115 tons and net tonnage of 47,445 tons, registered in the ownership of the China Borrower under the laws and the flag of the relevant Flag State;

“China Charter” means the time charter dated 18 November 2005 as amended by an addendum no. 1 dated 10 March 2006, an addendum no. 2 dated 25 March 2006, an addendum no. 3 dated 2 August 2007, an addendum no. 4 dated 1 October 2007, an addendum no. 5 dated 8 April 2009 and an addendum no. 6 dated 13 August 2009 in respect of the China Ship made between the China Charterer as charterer and Leon Shipholding Corp. of the Marshall Islands (“Leon”) and novated by addendum no. 6 dated 13 August 2009 made by and among Leon, the China Charterer and the China Borrower as owner, for a period of minimum nine (9) years and seven (7) months up to ten (10) years and six (6) months in China Charterer’s option and at a daily hire rate of Thirteen thousand Two hundred Fifty Dollars ($13,250) including overtime as the same may be further amended, varied or supplemented, with the Lender’s prior written consent;

“China Charterer” means DEIULEMAR SHIPPING SOCIETA’ CON UNICO SOCIO S.P.A. of Perugia, Italy;

“Classification Society” means, in respect of each Ship, Bureau Veritas, or such other classification society member of the IACS, as may be approved in writing by the Lender;

“Commitment Letter” means the letter dated 30 March 2010, issued by the Lender addressed to the Borrowers and the Corporate Guarantor and accepted by the Corporate Guarantor for and on behalf of itself and the Borrowers on 30 March 2010;

“Compulsory Acquisition” means requisition for title or other compulsory acquisition, requisition, appropriation, expropriation, deprivation, forfeiture, seizure, capture, detention or confiscation for any reason of a Ship by any Government Entity or other competent authority or by pirates, hijackers, terrorists or similar persons whether de jure or de facto, but shall exclude requisition for use or hire not involving requisition of title;

“Confirmation” in relation to any continuing Designated Transaction, has the meaning given to it in the Master Agreement;

“Control” means in relation to a body corporate:
(a)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(i)	cast, or control the casting of, more than fifty per cent (50%) of the maximum number of votes that might be cast at a general meeting of such body corporate; or

(ii)	appoint or remove all, or the majority, of the directors or other equivalent officers of such body corporate; or

(ii)	give directions with respect to the operating and financial polices of such body corporate with which the directors or other equivalent officers of such body corporate are obliged to comply; and/or
(b)	the holding beneficially of more than fifty per cent (50%) of the issued share capital of such body corporate (excluding any part of that issued capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital), and “Controlled” shall be construed accordingly;

“Corporate Guarantee” means the guarantee and indemnity in respect of the Borrowers’ obligations under this Agreement and the other Finance Documents executed or, as the context may require, to be executed by the Corporate Guarantor in favour of the Lender in form and substance satisfactory to the Lender in its sole discretion as the same may from time to time be amended, varied or supplemented;

“Corporate Guarantor” means NewLead Holdings Ltd., a company organized and existing under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda;

“Corporate Security Parties” means those of the Security Parties which are companies or corporations, but not natural persons and, in the singular, means any of them;

“Current Assets” means, at any time in respect of the Group, the amount of current assets of the Group on a consolidated basis which would be included as current assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time together with such amount of Cash forming part of the Minimum Liquidity and/or any sums standing to the credit of the Retention Account (but always excluding any current assets arising from Derivative Financial Instruments) which may be disregarded from the current assets in a consolidated balance sheet of the Group;

“Current Liabilities” means, at any time in respect of the Group, the amount of current liabilities of the Group on a consolidated basis which would be included as current liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time excluding Deferred Revenue and all current liabilities arising from Derivative Financial Instruments;

“Default Rate” means the interest rate referred to in Clause 8.1;

“Deferred Revenue” means for the purposes of Clause 19.28, at the relevant time in respect of the Group, that liability calculated at the time a charter or other employment arrangement in respect of a Fleet Ship is assumed, by discounting at the Group’s weighted average cost of capital, the difference between the market charter rate for an equivalent ship and the assumed charter rate (as set out in the then latest Financial Statements delivered to the Lender pursuant to Clause 19.1);

“Derivative Financial Instruments” means at any time in respect of the Group the fair value of any Transaction entered into under the Master Agreement and the fair value of any other derivative financial instruments appearing under this heading (and previously approved by the Lender) in the consolidated financial statements of the Group provided by the Borrowers to the Lender in accordance with the provisions of clause 19.1 of this Agreement or otherwise and in the event of the Corporate Guarantor or any other member of the Group changing the form or substance of the financial statements (always in accordance with US GAAP) provided by the Corporate Guarantor or any other member of the Group to the Lender so that Derivative Financial Instruments no longer appears as a heading and/or such Derivative Financial Instruments are otherwise accounted for, the determination of what constitutes Derivative Financial Instruments shall be made by the Lender acting reasonably;

“Designated Transaction” means the Existing Transaction and each Transaction which fulfils the following requirements:
(a)	it is entered into by the Borrowers pursuant to, inter alia, the Master Agreement with the Lender; and

(b)	its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Facility (or any part thereof) for a period expiring no later than the final Reduction Date;
“Dollars” or “$” means the lawful currency for the time being of the United States of America;

“Drawdown” means the making of an Advance by the Lender to the Borrowers;

“Drawdown Date” means, in relation to each Advance, the date requested by the Borrowers for that Advance to be made available or (as the context requires) the date on which that Advance is actually made available;

“Early Termination Date” in relation to any continuing Designated Transaction, shall have the meaning given to it in the Master Agreement;

“Earnings” means in relation to each Ship all freight, hire, passage monies and any other amounts whatsoever which may at any time be earned by or become payable to or for the account of the Owner of that Ship or its agents arising out of or as a result of the ownership, possession, management and/or operation of that Ship by the Owner thereof or its agents or under any charter (including, without limitation, each Charter), contract or carriage or other contract (including a salvage or towage contract) for the use, operation or management of that Ship, all payments for any variation of any such contract and all damages for any breach of any such contract, all general average and salvage remuneration and all compensation for requisition for hire;

“Earnings Account Charge” means in relation to each Earnings Account the first priority assignment, pledge and charge executed or, as the context may require, to be executed by the relevant Owner in favour of the Lender in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented and, in the plural, means all of them;

“Earnings Account” means in relation to:
(a)	the Australia Ship, the Australia Earnings Account;

(b)	the China Ship, the China Earnings Account;

(c)	the Brazil Ship, the Brazil Earnings Account; and

(d)	the Rodosi Ship, the Rodosi Earnings Accounts,
and, in the plural, means all of them;

“EBITDA” means, in respect of any period, the consolidated profit on ordinary activities of the Group before Taxation for such period:

(a)	adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)	adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)	after adding back depreciation and amortisation;

(d)	adjusted to exclude any exceptional or extraordinary costs or income;

(e)	after deducting any profit arising out of the release of any provisions against a liability or charge (excluding in this context the release of any provisions against liabilities or charges relating to exceptional or extraordinary items);
“Encumbrance” means a mortgage, pledge, lien, charge (whether fixed or floating), assignment, hypothecation, security interest, title retention, preferential right or trust arrangement and any other security agreement or arrangement whether now existing or arising in the future on the assets or revenue of the Borrowers or any of them or any other Security Party other than a pledge or lien arising by operation of law;

“Environmental Approvals” means any permit, licence, approval, ruling, certification, exemption or other authorisation relating to the Ships or any of them required under applicable Environmental Laws;

“Environmental Claim” means:
(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident;
and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means:
(a)	any release of Environmentally Sensitive Material from a Relevant Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than a Relevant Ship and which involves a collision between a Relevant Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Relevant Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Relevant Ship and/or any owner and/or any other operator or manager thereof is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from a Relevant Ship and in connection with which any Relevant Ship is actually or potentially liable to be arrested and/or where any owner and/or any operator or manager of any Relevant Ship is at fault or otherwise liable to any legal or administrative action;
“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance), which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Equity Ratio” means Shareholders’ Equity as a percentage of Total Assets adjusted, in each case for the difference between Fleet Market Value and Fleet Book Value

“Euro” and “€” means the single currency of member states of the European Union introduced in accordance with the provisions of Article 109 (i) of the Treaty of Rome of 25th March 1957 as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed on 7th February 1992 and came into force on 1st November 1993) as amended, varied or supplemented from time to time;

“Event of Default” means any event referred to in Clause 24;

“Excess Risks” means, in relation to each Ship the proportion of claims for general average and salvage charges and under the ordinary running-down clause, which is not recoverable in consequence of the value at which that Ship is assessed for the purpose of such claims exceeding her insured value;

“Existing Borrowers A” means together the Rodosi Borrower, the Newlead Shipping Borrower and the Newlead Bulkers Borrower and, in the singular, means any of them;

“Existing Borrowers B” means together the Australia Borrower, the Brazil Borrower and the China Borrower and, in the singular, means any of them;

“Existing Financial Agreement A” means the financial agreement dated 31 March 2010 made by and among the Lender as lender and the Existing Borrowers A as joint and several borrowers pursuant to which the Lender made available to the Existing Borrowers A a revolving credit facility of up to Thirty Five million Dollars ($35,000,000) for the purposes and under the terms and conditions therein set forth;

“Existing Financial Agreement B” means the financial agreement dated 18 August 2009 made by and among the Lender as lender and the Existing Borrowers B as joint and several borrowers pursuant to which the Lender made available to the Existing Borrowers B a reducing revolving credit facility of up to Thirty Seven million Four hundred thousand Dollars ($37,400,000) for the purposes and under the terms and conditions therein set forth;

“Existing Master Agreement” means the master swap agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) and Schedule thereto both dated as of 18 August 2009 and made between the Existing Borrowers B and the Lender and includes, inter alia, the Existing Transaction;

“Existing Transaction” means a transaction entered into by the Existing Borrowers B and the Lender under the Existing Master Agreement, as evidenced by the Old Confirmation as the same shall be or has been novated pursuant to the Novation Confirmation;

“Facility” means a reducing revolving credit facility in an amount of up to Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000) to be made available to the Borrowers by the Lender in multiple Advances pursuant to the terms of Clause 1(A) and Clause 3 or, if the context may so require, so much thereof as shall for the time being be outstanding to the Lender hereunder;

“Fair Market Value” means, in relation to each Fleet Ship, the fair market value of such Fleet Ship determined in accordance with Clause 21.26;

“Finance Documents” means:
(a)	this Agreement;

(b)	the Master Agreement;

(c)	the Security Documents; and

(d)	any other document (whether creating an Encumbrance or not) which is executed at any time by any Security Party or any other person as security for, or to establish any form of subordination or priorities’ arrangement in relation to any amount payable to the Lender under this Agreement and/or the Master Agreement or any of the documents referred to in this definition or in any other Clause of this Agreement;
“Financial Indebtedness” means any obligation for the payment or repayment of money, whether as principal or as surety and whether present or future, actual or contingent;

“Financial Quarter” means each period of approximate three (3) months commencing on the day after a Financial Quarter Day and ending on the next following Financial Quarter Day;

“Financial Quarter Day” means 31 March, 30 June, 30 September and 31 December in any year;

“Financial Statements” means the audited by the Auditors or unaudited annual or quarterly financial statements of the Group, referred to in Clause 19.1 comprising in each case of a statement of income, balance sheet, cash flow statement and relative notes;

“Flag State” means in relation to each Ship, the Republic of Liberia or, in each case, any other flag state which shall be acceptable to the Lender in its sole discretion;

“Fleet Book Value” means, at the end of a Relevant Period, the aggregate book value of the Fleet Ships less depreciation as stated in the most recent Financial Statements delivered pursuant to Clause 19.1;

“Fleet Market Value” means, at the date of calculation, the aggregate of the Fair Market Values of all of the Fleet Ships as last determined in accordance with Clause 21.26;

“Fleet Ships” means all the vessels (including, but not limited, to the Ships) from time to time wholly owned by the Corporate Guarantor or any other members of the Group and, in the singular, means any of them;

“General Assignment” means, in relation to each Ship, the first priority deed of assignment relative to the Insurances, the Earnings and the Requisition Compensation of that Ship made or, as the context may require, to be made by and between the Owner of that Ship and the Lender in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency or tribunal and any association, organisation or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Group” means the Corporate Guarantor and its Subsidiaries (whether direct or indirect and including without limitation the Borrowers) from time to time during the Security Period and “members of the Group” shall be construed accordingly;

“IFRS” means international accounting reporting standards within the meaning of the IAS Regulations 1606/2002 to the extent applicable to the relevant Financial Statements;

“Indebtedness” means any and all moneys, liabilities and obligations (whether actual or contingent, whether existing or hereafter arising, whether or not for the payment of money, and including, without limitation, the Master Agreement Liabilities and any obligation or liability to pay damages) which are now or which may at any time and from time to time hereafter be due, owing, payable or incurred or expressed to be due, owing, payable or incurred from the Borrowers or any of them (whether as principal, surety or otherwise) to the Lender under this Agreement, the Master Agreement and the other Finance Documents;

“Insurance Documents” means all slips, cover notes, contracts, policies, certificates of entry or other insurance documents evidencing or constituting the Insurances from time to time in effect;

“Insurances” means, collectively in relation to each Ship, all policies and contracts of insurance (which expression includes all entries of that Ship in a protection and indemnity or mutual hull or war risks association) or such other arrangements by way of insurance which are from time to time taken out or entered into in respect of or in connection with that Ship and/or its Earnings and including all benefits thereof including all claims of whatsoever nature and return of premiums;

“Insurers” means the underwriters, insurance companies, mutual insurance associations with or by which the Insurances are effected;

“Interest Determination Date” means for the purpose of calculating and determining the Interest Rate the Banking Day which is two (2) Banking Days prior to the commencement of an Interest Period provided however that in case of any Interest Periods exceeding three (3) months the Lender shall be entitled to recalculate the Applicable Margin and consequently the whole Interest Rate on the date falling three (3) months after the commencement of such Interest Period and on each subsequent date falling at quarterly intervals thereafter during such Interest Period and each such date shall be considered as an “Interest Determination Date” for the purposes of this Agreement;

“Interest Payable” means, in respect of any period, the aggregate (calculated on a consolidated basis) of:
(a)	the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest on all Borrowed Money, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)	net payments in relation to interest rate or currency hedging arrangements in respect of Borrowed Money (after deducting net income in relation to such interest rate or currency hedging arrangements);
“Interest Payment Date” means each day on which interest is payable in accordance with Clause 7, provided that if any such day is not a Banking Day, the relevant Interest Payment Date shall be the next succeeding day which is a Banking Day, unless such next succeeding Banking Day falls into another calendar month, in which event, the relevant Interest Payment Date shall be the immediately preceding Banking Day;

“Interest Period” means, for each Advance, each of the successive periods determined in accordance with Clause 6 of this Agreement during which such Advance or any part thereof is outstanding and for which an Interest Rate in respect thereof is to be established hereunder;

“Interest Rate” means for each Advance (save as provided in Clause 9) the rate of interest applicable to that Advance (or any part thereof) during each Interest Period in respect thereof which is/are conclusively certified by the Lender to the Borrowers to be the aggregate of (a) the relevant Applicable Margin and (b) LIBOR or the Lender’s cost of funding the relevant Advance, for Interest Periods of longer than six (6) months;

“Interest Receivable” means, in respect of any period, the amount of Interest accrued on cash balances of the Group (including the amount of interest accrued on the Earnings Accounts, to the extent that the account holder is entitled to receive such interest) during such period;

“ISM Code” means, in relation to its application to the Manager, the Owners, each Ship and her operation:
(a)	‘The International Management Code for the Safe Operation of Ships and for Pollution Prevention’, currently known or referred to as the ‘ISM Code’, adopted by the Assembly of the International Maritime Organisation by Resolution A.741(18) on 4 November 1993 and incorporated on 19 May 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)	all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the ‘Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations produced by the International Maritime Organisation pursuant to Resolution A.788(19) adopted on 25 November 1995, as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes, in relation to each Ship:
(a)	the document of compliance (DOC) and safety management certificate (SMC) issued pursuant to the ISM Code in relation to that Ship within the periods specified by the ISM Code; and

(b)	all other documents and data which are relevant to the ISM SMS and its implementation and verification which the Lender may require; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain compliance of such Ship or the compliance of the relevant Owner and/or the Manager with the ISM Code which the Lender may require;
“ISM SMS” means, in relation to each Ship, the safety management system for that Ship which is required to be developed, implemented and maintained by each Owner under the ISM Code;

“ISPS Code” means the International Ship and Port Facility Security Code adopted by the International Maritime Organization Assembly as the same may have been or may be amended or supplemented from time to time;

“ISPS Code Documentation” includes in relation to each Ship:
(a)	the International Ship Security Certificate issued pursuant to the ISPS Code in relation to that Ship within the periods specified by the ISPS Code; and

(b)	all other documents and data which are relevant to the ISPS Code and its implementation and verification which the Lender may require;
“Lender” means Marfin Egnatia Bank Societe Anonyme, a company duly incorporated under the laws of the Republic of Greece, having its registered office at 20 Mitropoleos and Komninon, 546 24 Thessaloniki, Greece and acting in this case through its office at 91 Akti Miaouli, 185 38 Piraeus, Greece and shall include its successors and assigns;

“LIBOR” means, for an Interest Period:
(a)	the rate per annum equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on the appropriate page of the Reuters Monitor Money Rates Service at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period (or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b)	if no rate is quoted on the appropriate page of the Reuters Monitor Money Rates Service, the rate per annum determined by the Lender to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-sixteenth of one per cent) of the rates per annum at which deposits in Dollars are offered to the Lender by leading banks in the London Interbank Market at the Lender’s request at or about 11.00 a.m. (London time) on the Interest Determination Date for that Interest Period for a period equal to that Interest Period and for delivery on the first Banking Day of it;
“Loan Account” means collectively the account or accounts maintained by the Lender referred to in Clause 13;

“Major Casualty” means, in relation to each Ship, any casualty to such Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds Three hundred thousand Dollars ($300,000) or the equivalent thereof in any other currency;

“Management Agreement” means, in relation to each Ship, the management agreement made or to be made between the Owner thereof and the Manager, in form and substance satisfactory to the Lender and as the same may from time to time be amended, varied or supplemented with the Lender’s prior written consent;

“Manager” means Newlead Bulkers S.A., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece under Greek Law 89/67 (as amended) at 1-7 Flessa Street & 83 Akti Miaouli, Piraeus, Greece, or any other company approved by the Lender as manager of the Ships or any of them;

“Manager’s Undertaking” means, in relation to each Ship, a letter of undertaking including, where appropriate, an assignment of any obligatory insurances executed or, as the context may require, to be executed by each Manager in favour of the Lender, in such terms as the Lender may approve or require and, in the plural, means all of them;

“Market Value” means in respect of each Ship, the value thereof determined in accordance with the provisions of Clause 21.26;

“Master Agreement” means the master swap agreement (on the 2002 ISDA Master Agreement (Multicurrency-Crossborder) form) and Schedule thereto both made or as the context may require to be made between the Borrowers and the Lender and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged thereunder;

“Master Agreement Assignment” means in relation to the Master Agreement, the assignment of that Master Agreement in favour of the Lender, executed or, as the context requires, to be executed by the Borrowers in form and substance satisfactory to the Lender in its sole discretion as security for the Indebtedness, as the same may from time to time be amended, varied or supplemented;

“Master Agreement Liabilities” means at any relevant time all liabilities actual or contingent, present or future of the Borrowers to the Lender under the Master Agreement;

“Maximum Permitted Swap Exposure” an amount not exceeding the lesser of Six million Five hundred Twenty Eight thousand Dollars ($6,528,000) and ten per cent (10%) of the, at any time, outstanding principal amount of the Facility;

“Minimum Liquidity” means an amount of Cash equal to five per cent (5%) of the, at any time, outstanding amount of the Facility;

“Mortgage” means, in relation to each Ship, the first preferred Liberian mortgage granted or, as the context may require, to be granted by the Owner of that Ship to the Lender to secure the due payment of the Indebtedness in form and substance satisfactory to the Lender as the same may from time to time hereafter be amended, varied or supplemented, and, in the plural, means all of them;

“Mortgaged Ship” means at any relevant time a Ship, which is at such time subject to a Mortgage and/or its Earnings, Insurances and Requisition Compensation of which are subject to an Encumbrance pursuant to the relevant Security Documents and a Ship shall, for the purposes of this Agreement, be regarded as a Mortgaged Ship as from the date on which the Mortgage of that Ship has been executed and registered in accordance with this Agreement until whichever shall be the earlier of (i) the payment in full of the amount required to be paid to the Lender, pursuant to Clause 10.1 following the Total Loss or sale or discharge of Mortgage respectively of such Ship and (ii) the end of the Security Period;

“Nasdaq” means the National Association of Securities Dealers Automated Quotation;

“Newlead Bulkers Borrower” means Newlead Bulkers S.A., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Liberia;

“Newlead Shipping Borrower” means Newlead Shipping S.A., a corporation organized and existing under the laws of the Republic of Panama, having its resident agent’s address at HSBC Building, Samuel Lewis Avenue, Panama, Republic of Panama;

“Nomination Date” means the Banking Day which is three (3) Banking Days prior to the commencement of an Interest Period;

“Notice of Drawdown” means each written notice given by the Borrowers to the Lender pursuant to Clause 5.1.4 substantially in the form set out in Schedule 1 hereto;

“Novation Confirmation” means, in respect of the Existing Transaction, a Confirmation made, or as the context may require, to be made by and among the Existing Borrowers B as transferors, the Borrowers as transferees and the Lender as remaining party, whereby all the rights, liabilities, duties and obligations of the Existing Borrowers B to the Lender under the Old Confirmation are transferred by novation to the Borrowers as joint and several obligors, in form and substance satisfactory to the Lender in its sole discretion;

“Old Confirmation” means a confirmation in respect of the Existing Transaction dated 2 September 2009 made between the Existing Borrowers B and the Lender under the Existing Master Agreement;

“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with the legislation of the European Community relating to economic and monetary union;

“Owner” means, in relation to:
(a)	the Australia Ship, the Australia Borrower;

(b)	the Brazil Ship, the Brazil Borrower;

(c)	the China Ship, the China Borrower; and

(d)	the Rodosi Ship, the Rodosi Borrower,
and, in the plural, means all of them;

“Permitted Liens” means any supplier’s, carrier’s, workman’s or similar lien arising in the ordinary course of business automatically by statute or by operation of law and not by way of contract in respect of amounts not yet due and payable but excluding any lien arising from any default or omission of the Security Parties or any of them;

“Pertinent Jurisdiction”, in relation to a company, means:
(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company’s central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)	a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a permanent place of business, or in which an Encumbrance created by the company must or should be registered in order to ensure its validity or priority; and

(f)	a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c) above;
“Protection and Indemnity risks” means the usual risks covered by a protection and indemnity association that is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the ordinary running-down clause;

“Reduction Date” means the date falling three (3) months from the Drawdown Date of the Advance first to occur and each of the thirty one (31) dates falling at successive quarterly intervals thereafter throughout the Security Period, on each of which dates the amount of the Facility available hereunder shall be reduced in accordance with Clause 11.1 provided that if any such day is not a Banking Day the relevant Reduction Date shall be the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event the relevant Reduction Date shall be the immediately preceding Banking Day;

“Reduction Instalments” means, collectively the thirty two (32) consecutive quarterly instalments, the first twelve (12) such instalments being in the amount of One million Eight hundred Eighty Five thousand Dollars ($1,885,000) each and the succeeding twenty (20) such instalments being in the amount of Two million One hundred Thirty Three thousand

Dollars ($2,133,000) each, the first such instalment being due and payable on the first Reduction Date and each subsequent instalment being due and payable on each Reduction Date falling at successive quarterly intervals thereafter; provided that if the Facility drawn down is less than Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000) then the Reduction Instalments shall be reduced proportionately;

“Refinancing Advance A” shall have the meaning ascribed to it in Clause 1A(i);

“Refinancing Advance B” shall have the meaning ascribed to it in Clause 1(A)(ii);

“Refinancing Advances” means, together, the Refinancing Advance A and the Refinancing Advance B and, in the singular, means either of them;

“Relevant Period” means each rolling period of twelve (12) months ending on a Financial Quarter;

“Relevant Ship” means each Ship and any other ship from time to time owned, managed or crewed by, or demise or bareboat chartered to a Borrower, the Manager or any other member of the Group;

“Retention Account” means the account numbered 0345936426 opened in the joint names of the Borrowers with the Lender pursuant to Clause 22.1 such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever, and any deposit account to which monies from the Retention Account may from time to time be paid on a time deposit basis;

“Retention Account Charge” means the first priority assignment, pledge and charge executed or, as the context may require, to be executed by the Borrowers in favour of the Lender on the Retention Account in form and substance satisfactory to the Lender as the same may from time to time be amended, varied or supplemented;

“Requisition Compensation” means all compensation payable by reason of any Compulsory Acquisition of a Ship;

“Rodosi Borrower” means Grand Rodosi Inc., a corporation organized and existing under the laws of the Republic of Liberia, having its registered office at 80 Broad Street, Monrovia, Republic of Liberia;

“Rodosi Earnings Accounts” means collectively the interest bearing deposit accounts opened by the Rodosi Borrower, numbered 0169089429, 0338786425, 0169091427 and 0338788426 into which all the Earnings of the Rodosi Ship are to be paid, in accordance with Clauses 21.2 and 22.7, each such account to include any substitute account or sub-account or revised account or revised designation or number whatsoever and any deposit account to which monies from any Rodosi Earnings Account may from time to time be paid on a time deposit basis and, in the singular, means any of them ;

“Rodosi Charter” means the time charter in respect of the Rodosi Ship dated 7 January 2009 made between the Rodosi Borrower as owner and TMT as charterer for a period of about three (3) years (about means sixty (60) days plus/minus in TMT’s option) and at a minimum net daily hire rate of Ten thousand Two hundred Dollars ($10,200), as the same may from time to time be amended, varied or supplemented, with the Lender’s prior written consent;

“Rodosi Ship” means the m.v. “GRAND RODOSI”, a bulk carrier vessel, with gross tonnage of 37,519 tons and net tonnage of 22,604 tons, registered in the ownership of the Rodosi Borrower, under the relevant Flag State;

“SEC” means the U.S. Securities and Exchange Commission;

“Security Cover” means the aggregate of the Market Values of each Mortgaged Ship plus any amounts in respect of principal standing to the credit of the Retention Account and the net realisable value of any additional security previously provided in respect of the Indebtedness under Clause 23 to the aggregate amount of (i) the Facility and (ii) the Swap Exposure;

“Security Documents” means collectively the Mortgages, the General Assignments, the Charter Assignments, the Corporate Guarantee, the Manager’s Undertakings, the Master Agreement Assignment and the Accounts’ Charges and where the context so admits this Agreement and the Master Agreement and any other agreement or document that may be executed at any time by the Borrowers, the other Security Parties or any other person as security for the due payment of the Indebtedness;

“Security Parties” means each party to the Finance Documents (other than the Lender and the Charterers) and, in the singular, means any of them;

“Security Period” means the period during which the Finance Documents remain in effect and ending when the Indebtedness is paid in full;

“Shareholders Equity” means, at any time in respect of the Group, the amount of shareholders equity of the Group on a consolidated basis which would be included as shareholders equity in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;

“Ships” means together the Australia Ship, the Brazil Ship, the China Ship and the Rodosi Ship and, in the singular, means any of them;

“Subject Documents” means all of the Finance Documents, the Charters and the Management Agreements (none to be amended, varied, supplemented or modified without the consent of the Lender), and together with any other instrument, document or memorandum, scheduled to any of the documents referred to above, and any notice, consent to acknowledgement referred to in or required pursuant to any of the documents referred to above and any document, instrument or memorandum which secures any of the obligations of the Borrowers under any of the Finance Documents or under any other Subject Document;

“Subsidiary” of a person means: (a) any other person directly or indirectly Controlled by that person; or (b) any other person whose dividends or distributions on ordinary voting share capital that person is entitled to receive more than fifty per cent (50%); or (c) any entity (whether or not so Controlled) treated as a Subsidiary in the financial statements of that person from time to time;

“Swap Exposure” means, as at any relevant date the amount certified by the Lender (whose certificate shall in the absence of manifest error be conclusive and binding on the Borrowers) to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Lender under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions;

“Taxes” means all present and future taxes, levies, imposts, duties, charges, fees, deductions and withholdings, and any restrictions or conditions resulting in a charge (other than taxes on the overall net income of the Lender) and “Tax” and “Taxation” shall be construed accordingly;

“Termination Date” means (i) for each Refinancing Advance 15 May 2010 and (ii) for each Working Capital Advance the date falling one (1) month prior to the last Reduction Date or, in each case, such later date(s) as the Lender may approve in writing;

“TMT” means TMT Bulk Corp. of Taipei, Taiwan;

“TMT Charters” means together the Brazil Charter and the Rodosi Charter and, in the singular, means either of them;

“Total Assets” means at any time in respect of the Group, the amount of total assets of the Group on a consolidated basis which would be included as total assets in a consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time;

“Total Loss” means in relation to each Ship:
(a)	the actual or constructive or compromised or arranged or agreed total loss of such Ship; or

(b)	Compulsory Acquisition of such Ship; or

(c)	the hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of such Ship (other than where the same amounts to the Compulsory Acquisition of such Ship) by any Government Entity or by persons acting or purporting to act on behalf of any Government Entity unless such Ship be released and restored to the Owner thereof from such hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation within thirty (30) days after the occurrence thereof or such lesser period provided in such Ship’s War Risks Insurances;
“Transaction” has the meaning given to it in the Master Agreement;

“US GAAP” means generally accepted accounting principles adopted in the United States;

“War Risks” includes all risks referred to in the Institute Time Clauses (Hulls) (1/10/83) and (1/11/95) including, but not limited to, the risk of mines, blocking and trapping, missing vessel, confiscation and all risks excluded by Clause 23 of the Institute Time Clauses (Hulls) (1/10/83) or Clause 24 of the Institute Time Clauses (Hulls) (1/11/1995);

“Working Capital Advance” shall have the meaning ascribed to it in Clause 1(A)(iii) ;and

“Working Capital” means for the purposes of Clause 19.28 Current Assets less Current Liabilities (excluding at any given time, (a) the current portion of long -term debt maturing within twelve (12) months and (b) non-cash current liabilities of the Group on a consolidated basis which would be included as non cash liabilities in the consolidated balance sheet of the Group in accordance with US GAAP drawn up at such time in relation to Deferred Revenue).
2.2	In this Agreement clause headings are for ease of reference only and shall be disregarded in the construction of this Agreement.

2.3	In this Agreement unless the context otherwise requires:

2.3.1	words importing the singular number shall include the plural and vice versa;

2.3.2	fees, costs and expenses shall be exclusive of any value added tax or similar tax (if any) which shall accordingly be payable in addition;

2.3.3	any reference to a document or instrument is a reference to that document or instrument as the same may have been, or may from time to time be amended or supplemented;

2.3.4	the liquidation, winding-up or dissolution of a company or body corporate or the appointment of a receiver, administrative receiver, manager or administrator of or in relation to a company or corporation or any of its assets shall be construed so as to include any equivalent or analogous proceedings under the laws of the jurisdiction in which it is incorporated or any jurisdiction in which it carries on business or has assets or liabilities;

2.3.5	references to persons include any individual, partnership, firm, trust, body corporate, government, governmental body, authority, agency, unincorporated body of persons or association;

2.3.6	a reference to any enactment or statutory provision include any enactment or statutory provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same and shall include any orders, regulations, codes of practice, instruments or other subordinated legislation made under the relevant enactment or statutory provision; and

2.3.7	the words “herein”, “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular Clause or Schedule in which the words may be used.

3.	THE FACILITY — THE BORROWERS JOINT AND SEVERAL LIABILITY

3.1	The Lender hereby agrees to make available to the Borrowers subject to the terms and the conditions hereof the Facility for the purposes stated in Clause 1(A) in an aggregate amount not exceeding at any relevant time Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000) provided however that unless the Lender otherwise agrees in its sole discretion (i) each Advance shall be made available for drawing until the Termination Date in respect thereof and otherwise upon the terms and subject to the conditions of this Agreement, (ii) the Refinancing Advance A and the Refinancing Advance B shall be drawn down concurrently and (iii) to the extent that the Borrowers prepay any sums initially borrowed in respect of the Facility they shall be entitled to reborrow the amount so prepaid up to the Applicable Limit prevailing at the relevant time.

3.2	The Borrowers undertake to use the proceeds of each Advance in accordance with and for the purposes referred to in Clause 1(A); the Lender (although entitled) shall not be obliged to monitor the application of such proceeds.

3.3	All the liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be joint and several so that each Borrower shall be jointly and severally responsible with the other Borrowers for all liabilities and obligations of the Borrowers under this Agreement and so that such liabilities and obligations shall not be impaired by:
(a)	any failure of this Agreement to be legal, valid, binding and enforceable in relation to any of the Borrowers whether as a result of lack of corporate capacity, due authorisation, effective execution or otherwise;

(b)	any giving of time, forbearance, indulgence, waiver or discharge in relation to any of the Borrowers or to any other party to the Finance Documents; or

(c)	any other matter or event whatsoever which might have the effect of impairing all or any of the liabilities and obligations of any of the Borrowers.
3.4	Each of the Borrowers declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and none of the Borrowers shall in any circumstances be construed to be a surety for the obligations of the other Borrowers hereunder.

3.5	Until all sums owing to the Lender by the Borrowers under this Agreement, the Master Agreement and the other Finance Documents have been paid in full none of the Borrowers (hereinafter called a “Creditor Borrower”) will without the prior written consent of the Lender ask, demand, sue for, take or receive from any of the other Borrowers or any other member of the Group (hereinafter called a “Debtor Borrower”) by set-off or any other manner the whole or any part of all present and future sums, liabilities and obligations payable or owing by the Debtor Borrower to the Creditor Borrower whether actual or contingent jointly or severally or otherwise howsoever (such sums being hereinafter called the “Subordinated Liabilities”) so long as any Senior Liabilities are outstanding to the Lender (for which purpose “Senior Liabilities” shall mean all present and future sums, liabilities and obligations whatsoever payable or owing by the Borrowers (or any of them) pursuant to the Finance Documents or any of them or otherwise whatsoever, whether actual or contingent jointly or severally or otherwise howsoever).

4.	AVAILABILITY — DESIGNATED TRANSACTIONS

4.1	Subject as herein provided, the Facility is available to the Borrowers to be drawn down during the Availability Period. Any part of the Facility which remains undrawn at the close of business in Athens on the latest Termination Date shall be automatically cancelled.

4.2	Any Designated Transaction shall be entered into on the basis of the Master Agreement and shall be concluded with the Lender.

4.3	No Designated Transaction may be entered into by the Borrowers (i) if: a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group and/or if any other Event of Default occurs or an event which with the giving of notice or passage of time or the combination of both or the fulfillment of any other condition, may become an Event of Default having occurred and/or (ii) if by being entered into it would increase the Swap Exposure to a sum in excess of the Maximum Permitted Swap Exposure.

4.4	Notwithstanding any provision of this Agreement and/or the Master Agreement to the contrary, if for any reason a Designated Transaction has been entered into but the Facility or any part thereof is not drawn under this Agreement then, subject to Clause 4.5, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by such Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine.

4.5	If a Designated Transaction has been entered into but the Facility or any part thereof is not drawn down under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction, the Borrowers shall, within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.

4.6	The Borrowers shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 4.4 and 4.5.

4.7	Without prejudice to or limitation of the obligations of the Borrowers under Clause 4.6, in the event that the Lender exercises any of its rights under Clauses 4.4 or 4.5 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

4.8	In the event that the Lender fails to enter into a Designated Transaction with the Borrowers, the Lender shall not be liable to the Borrowers to enter into such Designated Transaction nor to compensate the Borrowers for such failure.

5.	NOTICE OF DRAWDOWN

5.1	Subject to:

5.1.1	the receipt by the Lender of the documents specified in Clause 18.1 in form and substance satisfactory to the Lender and its legal advisers before the relevant Drawdown Date; and

5.1.2	no Event of Default or an event which with the giving of notice or passage of time or a determination of the Lender or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default having occurred; and

5.1.3	the representations and warranties set out in Clause 16 (updated mutatis mutandis on the relevant Drawdown Date) being true and correct; and

5.1.4	the receipt by the Lender of a Notice of Drawdown in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) Banking Days prior to the relevant Drawdown Date setting out the date of the proposed Drawdown, each Advance shall be made available to the Borrowers in accordance with and on the terms and conditions of this Agreement.

5.2	Unless otherwise expressly agreed between the Borrowers and the Lender no Working Capital Advance shall be made:

5.2.1	if both the Refinancing Advances have not been previously drawn down;

5.2.2	if such relevant Working Capital Advance has not been specifically approved by the Lender;

5.2.3	if by being drawn down it would increase the Facility to a sum in excess of the Applicable Limit prevailing at the relevant time; and

5.2.4	in an amount of less than One million Dollars ($1,000,000) or multiples thereof.

5.3	Without prejudice to the generality of the foregoing provisions of this Clause 5 the Lender shall not be obliged to make available any Advance if, following its drawing, the covenant contained in Clause 23 (Security Margin) would cease to be complied with.

5.4	Each Notice of Drawdown shall be irrevocable and the Borrowers shall be bound to borrow in accordance with such notice.

5.5	On payment of the amount drawn down in respect of each Advance the Borrowers shall sign an Acknowledgement in the form set out in Schedule 2 hereto.

5.6	If the Borrowers give a Notice of Drawdown pursuant to Clause 5.1.4 and the Lender makes arrangements on the basis of such notice to acquire Dollars in the London Interbank Market to fund an Advance or any part thereof and the Borrowers are not permitted or otherwise fail to borrow in accordance with such Notice of Drawdown (either on account of any condition precedent not being fulfilled or otherwise) the Borrowers shall indemnify the Lender against any damages, losses or expenses which the Lender may incur (either directly or indirectly) as a consequence of the failure by the Borrowers to borrow in accordance with such Notice of Drawdown.

5.7	The Borrowers may, at any time during the Availability Period, cancel the Facility or, as the case may be, any part thereof which remains undrawn in whole or in part (but if in part in a minimum of One hundred thousand Dollars ($100,000) or a multiple thereof upon giving the Lender three (3) Banking Days’ notice in writing to that effect. Such notice once given shall be irrevocable and upon such cancellation taking effect the Facility shall be reduced accordingly. Notwithstanding any such cancellation pursuant to this Clause 5.7 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clauses 7, 9, 15 and 28.

6.	INTEREST PERIODS

6.1	Subject to Clause 6.2, the Interest Periods applicable to each Advance shall (subject to market availability) be periods of a duration of three (3) or six (6) months (or such other periods as the Lender and the Borrowers may agree) as selected by the Borrowers by written notice to be received by the Lender not later than 11.00 a.m. (London time) on the relevant Nomination Date;

6.2	Notwithstanding the provisions of Clause 6.1:

6.2.1	the initial Interest Period in respect of each Advance shall commence on the Drawdown Date thereof and shall end on the expiry date thereof and each subsequent Interest Period for such Advance shall commence on the expiry of the preceding Interest Period in respect thereof;

6.2.2	if any Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period shall be extended to the next succeeding day which is a Banking Day unless such next succeeding Banking Day falls in another calendar month in which event that Interest Period shall end upon the immediately preceding Banking Day;

6.2.3	where any Reduction Date occurs other than at the end of an Interest Period there shall in respect of that part of the Facility equivalent to the amount of the Reduction Instalment by which the Applicable Limit is to be reduced on such Reduction Date, be a separate Interest Period expiring on such Reduction Date and the Interest Rate relating to such part shall be fixed separately;

6.2.4	no Interest Period shall extend beyond the final Reduction Date;

6.2.5	if the Borrowers fail to select an Interest Period in accordance with the above, such Interest Period shall be of three (3) months duration or of such other duration as the Lender in its sole discretion may select; and

6.2.6	save as provided in Clauses 6.2.3 the Borrowers shall not select more than one (1) Interest Period in respect of an Advance at any one time.

7.	INTEREST

7.1	Subject to the terms of this Agreement the Borrowers shall pay to the Lender interest in respect of each Advance (or the relevant part thereof) accruing at the Interest Rate for each Interest Period relating thereto in arrears on the last day of each Interest Period, provided that where such Interest Period is of a duration longer than three (3) months, accrued interest in respect of such Advance (or such part thereof) shall be paid every three (3) months during such Interest Period and on the last day of such Interest Period.

7.2	Interest shall be calculated on the basis of the actual number of days elapsed and a three hundred and sixty (360) day year.

7.3	The Interest Rate (including, without limitation, the relevant Applicable Margin) in respect of each Advance applicable for each Interest Period in respect thereof shall be calculated and determined by the Lender on each Interest Determination Date and each such determination of an Interest Rate hereunder shall be promptly notified by the Lender to the Borrowers at the beginning of each Interest Period in respect thereof and on any other date during such Interest Period on which the Lender may recalculate the Applicable Margin in accordance with the provision of the Agreement.

7.4	The Lender’s certificate as to the Interest Rate applicable shall be final and (except in the case of manifest error) binding on the Borrowers and the other Security Parties.

8.	DEFAULT INTEREST

8.1	In the event of a failure by the Borrowers to pay any amount on the date on which such amount is due and payable pursuant to this Agreement and/or the other Finance Documents and irrespective of any notice by the Lender or any other person to the Borrowers in respect of such failure, the Borrowers shall pay interest on such amount on demand from the date of such default up to the date of actual payment (as well after as before judgment) at the per annum rate which is the aggregate of (a) two point five per cent (2.5%) and (b) the relevant Applicable Margin and (c) the rate at which the Lender in accordance with its normal practice is offered deposits in Dollars in the London Interbank Market for such period as the Lender may select at or about 11.00 a.m. (London time) on the Banking Day immediately following that on which the Lender becomes aware of the default and, so long as the default continues, such rate shall be recalculated on the same basis thereafter.

8.2	Any interest which shall have accrued under Clause 8.1 in respect of an unpaid amount shall be due and payable at the end of the period by reference to which it is calculated or such other date or dates as the Lender may specify by written notice to the Borrowers.

8.3	For the avoidance of doubt, this Clause 8 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction as to which Section 9 (h) (i) of the Master Agreement shall apply.

9.	SUBSTITUTE BASIS

9.1	If the Lender determines (which determination shall be conclusive) that:

9.1.1	at 11.00 a.m. (London time) on any Interest Determination Date the Lender was not being offered by banks in the London Interbank Market deposits in Dollars in the required amount and for the required period; or

9.1.2	LIBOR would not adequately reflect the cost of the Lender of making, funding or maintaining the Facility or any part thereof for the duration of the next succeeding Interest Period; or

9.1.3	by reason of circumstances affecting the London Interbank Market such deposits are not available to the Lender in such market; or

9.1.4	adequate and reasonable means do not or will not exist for the Lender to ascertain the Interest Rate applicable to the next succeeding Interest Period; or

9.1.5	Dollars will or may not continue to be freely transferable;

then, and in any such case the Lender shall give notice of any such event to the Borrowers and in case any of the above occurs on the Interest Determination Date prior to a Drawdown Date the Borrowers’ right to borrow an Advance which remains available for borrowing shall be suspended during the continuation of such circumstances.

9.2	If, however, any of the events described in Clause 9.1 occurs on any other Interest Determination Date relative to an Advance or any part thereof, then the duration of the relevant Interest Period(s) shall be up to one (1) month and during such Interest Period the Interest Rate applicable to such Advance or the relevant part thereof shall be the rate per annum determined by the Lender rounded upwards to the nearest whole multiple of one sixteenth per cent (1/16th%) to be the aggregate of the relevant Applicable Margin and the cost (expressed as a percentage rate per annum) to the Lender of funding the amount of such Advance or any part thereof during such Interest Period(s).

9.3	During such Interest Period(s) the Borrowers and the Lender shall negotiate in good faith in order to agree an Interest Rate or Rates and Interest Period or Periods satisfactory to the Borrowers and the Lender to be substituted for those which but for the occurrence of any such event as specified in this Clause would have applied. If the Borrowers and the Lender are unable to agree on such an Interest Rate(s) and Interest Period(s) by the day which is two (2) Banking Days before the end of the Interest Period referred to above, the Borrowers shall repay the Facility together with accrued interest thereon at the Interest Rate set out above together with all other amounts due under this Agreement relative to the Facility but without any prepayment fee, on the last day of such Interest Period, whereupon both Facility shall be cancelled and no further Advances shall be made hereunder.

10.	PREPAYMENT

10.1	If, at any time during the Security Period, a Ship is sold or becomes a Total Loss or the Mortgage on that Ship is discharged, on the Total Loss Reduction Date or on the Disposal Reduction Date or on the date of discharge of Mortgage on that Ship (as the case may be), the Borrowers shall prepay such part of the Facility as is equal to the higher of (i) the Relevant Amount and (ii) such amount in Dollars as shall ensure that, following the relevant prepayment, the Security Margin referred to in Clause 23 is maintained.

Defined terms

For the purposes of this Clause 10.1:
(a)	“Applicable Fraction” means, in relation to a Ship, a fraction having a numerator of an amount equal to the Market Value of such Ship (as most recently determined in accordance with clause 21.26) and a denominator of an amount equal to the aggregate Market Values of all of the Mortgaged Ships (as most recently determined in accordance with clause 21.26), in each case as at the Disposal Reduction Date or Total Loss Reduction Date or the date of discharge of Mortgage on that Ship (as the case may be);

(b)	“Disposal Reduction Date” means:
(i)	in relation to a Ship which has become a Total Loss, its Total Loss Reduction Date; or

(ii)	in relation to a Ship which is sold in accordance with the provisions of the relevant Security Documents, the date of completion of such sale by the transfer of title to such Ship to the purchaser in exchange for payment of the relevant purchase price; or

(iii)	in relation to a Ship the Mortgage on which is discharged following the request of the Borrowers and the consent of the Lender in accordance with this Clause 10.1, the date of discharge of such Mortgage by the Lender;
(c)	“Relevant Amount” means, in relation to a Ship which has become a Total Loss or is sold or the Mortgage of which is discharged in accordance with this Clause 10.1, the amount in Dollars which is equal to the amount of the Applicable Fraction multiplied by the aggregate amount of the Facility outstanding and the Swap Exposure as of the Disposal Reduction Date for such Ship; and

(d)	“Total Loss Reduction Date” means, in relation to a Ship which has become a Total Loss, the date which is the earlier of:
(i)	the date falling one hundred and eighty (180) days after that on which such Ship becomes a Total Loss; and

(ii)	the date upon which insurance proceeds are or Requisition Compensation is received in respect of such Total Loss by the relevant Owner (or the Lender pursuant to the relevant General Assignment or Mortgage).
Subject to no Event of Default or any event which with the giving of notice or passage of time or satisfaction of any other condition or any combination of the foregoing may become an Event of Default being in occurrence or continuing at the time a prepayment is made under this Clause 10.1, any balance arising from the sale or Total Loss or discharge of Mortgage proceeds of a Ship, after the prepayment required by this Clause 10.1 has been made shall be released to the Borrowers or to such other person as the Borrowers may direct.
PROVIDED HOWEVER THAT if at any time during the Security Period there is only one Ship subject to a Mortgage and the Mortgage on that Ship is discharged following the Borrowers’ request or that Ship is sold (in both cases with the Lender’s prior written consent) or becomes a Total Loss, on the Disposal Reduction Date or the Total Loss Reduction Date or on the date of discharge of the Mortgage on that Ship (as the case may be), the Borrowers shall mandatorily prepay the full amount of the Indebtedness to the Lender.
10.2	For the purposes of this Clause 10.1, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of a Mortgaged Ship on the actual date and at the time such Mortgaged Ship was lost or if such date is not known, the date on which such Ship was last reported;

(b)	in the case of a constructive total loss of a Mortgaged Ship upon the date and at the time notice of abandonment of such Mortgaged Ship is given to the Insurers of such Mortgaged Ship for the time being (provided a claim for such total loss is admitted by the Insurers) or, if the Insurers do not admit such a claim, or, in the event that such notice of abandonment is not given by the Owner thereof to the Insurers of such Mortgaged Ship, on the date and at the time on which the incident which may result, in such Mortgaged Ship being subsequently determined to be a constructive total loss has occurred;

(c)	in the case of a compromised or arranged total loss of a Ship, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the Insurers of such Mortgaged Ship;

(d)	in the case of Compulsory Acquisition of a Ship, on the date upon which the relevant Compulsory Acquisition occurs; and

(e)	in the case of hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation of a Mortgaged Ship (other than where the same amounts to Compulsory Acquisition of such Mortgaged Ship) by any Government Entity, or by persons purporting to act on behalf of any Government Entity or by pirates, hijackers, terrorists or similar persons, which deprives the Owner thereof of the use of such Mortgaged Ship for more than thirty (30) days, upon the expiry of the period of thirty (30) days after the date upon which the relevant hijacking, theft, condemnation, capture, seizure, arrest, detention or confiscation occurred.
10.3	Unless an Event of Default shall have occurred (whereupon all moneys received by the Lender pursuant to Clause 10.1 shall be applied in accordance with the provisions of Clause 12) any and all amounts prepaid pursuant to Clause 10.1 shall be applied at the option of the Lender towards prepayment of the Facility and upon such prepayment being effected the Reduction Instalments shall be reduced either pro rata or in inverse order of maturity (at the option of the Lender) by the amount being prepaid or, in any other manner to be determined by the Lender in its sole discretion; provided however that unless the Lender otherwise expressly agrees in writing, upon application of any sums so prepaid towards prepayment of the Facility, the Applicable Limit shall be reduced by the amounts so prepaid and applied.

10.4	By giving not less than fifteen (15) Banking Days’ prior written notice to the Lender the Borrowers may prepay all or any part of the Facility (but if in part the amount to be prepaid shall be One hundred thousand Dollars ($100,000) or a multiple thereof) at the end of the then current Interest Period. The Borrowers shall obtain any consent or approval from the relevant authorities that may be necessary to make any such prepayment of the Facility or any part thereof and if it fails to obtain and/or comply with the terms of such consent or approval and in consequence thereof the Lender has to repay the amount prepaid or the Lender incurs any penalty or loss then the Borrowers shall indemnify the Lender forthwith against all amounts so repaid and/or against all such penalties and losses incurred.

10.5	Unless the Lender otherwise expressly agrees in writing, all prepayments under Clause 10.4 shall be applied towards prepayment of the Facility and upon such prepayment being effected the Reduction Instalments shall be reduced either pro rata or in inverse order of maturity (at the option of the Lender) or, in any other manner to be determined by the Lender, in its sole discretion provided however that if any amounts so prepaid are reborrowed in accordance with Clause 10.8, the obligation of the Borrowers to pay any Reduction Instalments prepaid in accordance with this Clause 10.5 shall be reinstated.

10.6	Save as otherwise herein expressly provided, any prepayment of the Facility or any part thereof made or deemed to be made under this Agreement shall, if made otherwise than at the end of an Interest Period relative to the amounts prepaid, be made together with accrued interest thereon and such additional amount (if any) as the Lender may certify as necessary to compensate the Lender for any costs incurred or to be incurred by it as a result of such prepayment.

10.7	Any notice of prepayment given by the Borrowers under this Agreement shall be irrevocable and the Borrowers shall be bound to prepay in accordance with each such notice.

10.8	Subject to the other provisions of this Agreement (including, without limitation, Clauses 9.1, 10.3. 11.1, 11.2, 15.1 and 24) any prepayment made under this Agreement and applied against the Facility or any part thereof may be reborrowed hereunder.

10.9	The Borrowers may not prepay all or any part of the Facility except in accordance with the express terms of this Agreement.

10.10	Subject to Clause 10.12, on or prior to any repayment or prepayment of the Facility or any part thereof under this Clause 10 or Clause 9 or Clause 15 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions as applicable so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled amortisation) exceed the amount of the Facility as reducing from time to time thereafter pursuant to Clause 11.1.

10.11	If a Designated Transaction is terminated in circumstances where the Lender would be obliged to pay an amount to the Borrowers under the Master Agreement, the Borrowers hereby agree that such payment shall be applied towards prepayment of the Facility in such manner as the Lender shall determine in sole discretion and authorise the Lender to apply such amount for such purpose.

10.12	If less than the full amount of the Facility remains outstanding following a prepayment under this Agreement and the Lender in its absolute discretion agrees, following a written request of the Borrowers, that the Borrowers may be permitted to maintain all or part of a Designated Transaction in an amount not wholly matched with or linked to all or part of the Facility, the Borrowers shall, within fifteen (15) days of being notified by the Lender of such requirement, provide the Lender with, or procure the provision to the Lender of, such additional security as shall in the opinion of the Lender be adequate to secure the performance of such Designated Transaction, which additional security shall take such form and be constituted by such documentation, as the Lender in its absolute discretion may approve or require.

10.13	Notwithstanding any provision of the Master Agreement to the contrary and the Borrowers’ obligations under Clause 10.10, in the case of a prepayment of all or part of the Facility (including, without limitation, following the occurrence of a Total Loss or upon a sale of the Ship or the discharge of the Mortgage in accordance with Clause 10.1 or under any other provision of this Agreement) then, subject to Clause 10.12, the Lender shall be entitled but not obliged (and, where relevant, may do so without the consent of the Borrowers, where it would otherwise be required whether under the Master Agreement or otherwise) to amend, supplement, cancel, net out, terminate, liquidate, transfer or assign all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement and/or to obtain or re-establish any hedge or related trading position in any manner and with any person the Lender in its absolute discretion may determine and both the Lender’s and the Borrowers’ continuing obligations under any Designated Transaction and/or the Master Agreement shall, unless agreed otherwise by the Lender, be calculated so far as the Lender considers it practicable by reference to the amended repayment schedule for the Facility taking into account the fact that less than the full amount of the Facility remains outstanding.

10.14	The Borrowers shall on the first written demand of the Lender indemnify the Lender in respect of all losses, costs and expenses (including, but not limited to, legal costs and expenses) incurred or sustained by the Lender as a consequence of or in relation to the effecting of any matter or transactions referred to in Clauses 10.10, 10.12 and 10.13.

10.15	Without prejudice to or limitation of the obligations of the Borrowers under Clause 10.14, in the event that the Lender exercises any of its rights under Clauses 10.10 or 10.12 or 10.13 and such exercise results in all or part of a Designated Transaction being terminated such termination shall be treated under the Master Agreement in the same manner as if it were a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be permitted to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

11.	REDUCTION — REPAYMENT

11.1	The Facility shall be reduced by the Borrowers by the thirty two (32) Reduction Instalments, each such Reduction Instalment being due and payable on the Reduction Date numerically corresponding to it and, on which such Reduction Instalment shall be due and payable hereunder. On the final Reduction Date the Borrowers shall also pay to the Lender any other outstanding amounts of the Facility.

11.2	The Borrowers accept and agree that on each Reduction Date, the maximum amount of the Facility shall be reduced to the Applicable Limit available on such Reduction Date and in case that on any Reduction Date the aggregate outstanding principal amount of all Advances drawn down and outstanding on such Reduction Date, exceeds the Applicable Limit available on such Reduction Date the Borrowers covenant to pay to the Lender on such Reduction Date such part of the Facility as shall be required in order to reduce the Facility to the Applicable Limit available on such Reduction Date.

12.	APPLICATION

All moneys received by the Lender under or pursuant to any of the Agreement and/or the other Finance Documents and expressed to be applicable in accordance with the provisions of this Clause 12 shall be held by the Lender, to be applied in the following manner:
(a)	first, in or towards payment of all sums other than principal of or interest on the Facility which may be owing to the Lender under this Agreement and the other Finance Documents or any of them;

(b)	second, in or towards payment of the amounts owing (whether actually or contingently) to the Lender under the Master Agreement (calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder);

(c)	third, in or towards payment to the Lender of any default interest and/or overdue principal payments payable to the Lender under the Finance Documents;

(d)	fourth, in or towards payment to the Lender of any interest owing in respect of the Facility or any part thereof;

(e)	fifth, in or towards payment to the Lender of principal owing in respect of the Facility;

(f)	sixth, in or towards payment to the Lender of any amount due to it in accordance with the provisions of Clauses 10.6 and 28 by reason of any such payment in respect of the Facility not being effected on the last day of an Interest Period in respect of the total amount of the Facility;

(g)	seventh, at any time on or after the occurrence of an Event of Default or any event which with the giving of notice or passage of time or a determination of the Lender and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default in retention of a sum equal to the total of any and all other amounts which (in the reasonable opinion of the Lender) although not then due to the Lender under this Agreement and the other Finance Documents will become so due to the Lender, such sums thereafter to be applied by the Lender from time to time in accordance with this Clause 12; and

(h)	eighth, the surplus (if any) shall be paid to the Borrowers or to whomsoever else may be entitled to receive such surplus.
13.	EVIDENCE OF DEBT

13.1	The Lender shall maintain in accordance with its usual practice one or more Loan Accounts in the name of the Borrowers evidencing the Indebtedness.

13.2	In any legal action or proceedings arising out of or in connection with this Agreement and/or the other Finance Documents the entries made in the Loan Account(s) maintained pursuant to Clause 13.1 shall be conclusive evidence (save in the case of manifest error) of the existence and amounts of the liabilities of the Borrowers therein recorded.

14.	PAYMENTS

14.1	All amounts payable under this Agreement and/or the other Finance Documents by the Borrowers, including amounts payable under this Clause 14, shall be paid in full to the Lender without set-off or counterclaim or retention and free and clear of and without any deduction or withholding for or on account of any Taxes.

14.2	In the event the Borrowers are required by law to make any such deduction or withholding from any payment hereunder then the Borrowers shall forthwith pay to the Lender such additional amount as will result in the immediate receipt by the Lender (as the case may be) of the full amount which would have been received hereunder had no such deduction or withholding been made, but if the Lender shall be or become entitled to any Tax credit or relief in respect of any Tax which is deducted from any payment by the Borrowers and if the Lender in its sole determination actually receives a benefit from such Tax credit or relief in its country of domicile, incorporation or residence, the Lender shall, subject to any laws or regulations applicable thereto, pay to the Borrowers after such benefit is effectively received by the Lender such amounts (which shall be conclusively certified by the Lender) as shall ensure that the net amount actually retained by the Lender is equal to the amount which would have been retained if there had been no such deduction; the Borrowers shall immediately forward to the Lender official receipt of the relevant taxation or other authority or other evidence acceptable to the Lender of the amount deducted or withheld as aforesaid, provided that in the event that it shall be illegal for the Borrowers to pay such additional amount as is referred to in this Clause 14.2 then the Indebtedness shall be repayable by the Borrowers to the Lender on demand.

14.3	All payments to be made by the Borrowers under this Agreement and/or the other Finance Documents shall be made in Dollars in immediately available and freely transferable and convertible funds not later than 11.00 a.m. London time on the date upon which the relevant payment is due to the Lender at such account as the Lender may from time to time nominate by written notice to the Borrowers.

14.4	The Borrowers undertake to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due under this Agreement, the Master Agreement and/or the other Finance Documents and such judgment or order being expressed in a currency other than the currency in which the payment was due under this Agreement, the Master Agreement and/or the other Finance Documents and as a result of any variation having occurred in rates of exchange between the date on which the currency is converted for the purpose of such judgment or order and the date of actual payment thereof. This indemnity shall constitute a separate and independent liability of the Borrowers and shall continue in force and effect notwithstanding any such judgment or order as aforesaid.

15.	CHANGE OF CIRCUMSTANCES

15.1	If:

15.1.1	any law, regulation, treaty or official directive (whether or not having the force of law) or the interpretation thereof by any authority charged with the administration thereof:
(a)	subjects the Lender to any Tax with respect to payments of principal of or interest on the Facility or any other amount payable hereunder; or

(b)	changes the basis of Taxation of payments to the Lender of principal of or interest on the Facility or of any other amount payable hereunder (other than a change in the rate of Tax on the overall net income of the Lender); or

(c)	imposes, modifies or deems applicable any reserve and/or special deposit requirements against or in respect of assets or liabilities of, or deposits with or for the account of, or loans or credit extended by any office of the Lender; or

(d)	imposes on the Lender any other condition affecting this Agreement, the Facility or any part thereof or its funding; or

15.1.2	the Lender complies with any request, law, regulation (including any which relates to capital adequacy or liquidity control or which affects the manner in which the Lender allocates capital resources to its obligations under this Agreement (including without limitation, those resulting from the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (“Basel ll”) or any other law or regulation which implements Basel II) or directive from any applicable fiscal or monetary authority (whether or not having the force of law) and as a result of any of the foregoing either directly or indirectly:
(a)	the cost to the Lender of making, funding or maintaining the Facility or any part thereof is increased; or

(b)	the amount of principal, interest or other amount payable to the Lender or the effective return to the Lender hereunder is reduced; or

(c)	the Lender makes any payment or foregoes any interest or other return on or calculated by reference to the gross amount receivable by it from the Borrowers hereunder, then and in each such case upon demand from time to time the Borrowers shall pay to the Lender such amount as shall compensate the Lender for such increased cost, reduction, payment or foregone interest or other return. If the Lender is entitled to make a claim pursuant to this Clause it shall notify the Borrowers of the event by reason of which it is so entitled and shall submit to the Borrowers a certificate setting out details of the event giving rise to such compensation, the amount thereof and the manner in which it has been calculated and in the absence of manifest error such certificate shall be conclusive.

On receipt of such certificate the Borrowers shall have the option to prepay within ninety (90) days the Facility together with all interest accrued thereon and all costs and other amounts (including amounts payable referred to above and any amount payable under Clause 10.6) payable to the Lender hereunder. If the Borrowers decide to exercise such option they shall give written notice to the Lender and prepay the amount due to the Lender within ninety (90) days of the receipt of the certificate referred to above. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.2	Notwithstanding anything to the contrary herein contained, if any change in law, regulation or treaty or in the interpretation or application thereof by any authority charged with the administration thereof shall make it unlawful for the Lender to make, fund or maintain the Facility or any part thereof, the Lender may by written notice thereof to the Borrowers declare that the Lender’s duty to provide the Borrowers with the Facility shall be terminated forthwith whereupon the Borrowers will prepay forthwith (or if permitted by law on the next following Interest Payment Date) the Facility together with all interest accrued thereon and all other amounts payable to the Lender hereunder including the amounts due under Clause 10.6. The Lender’s duties and liabilities hereunder shall be cancelled on the giving of such notice.

15.3	If any of the events referred to in Clause 15.1 or Clause 15.2 shall occur, but without prejudice to the liability of the Borrowers to prepay the Facility, the Borrowers and the Lender concerned shall negotiate in good faith with a view to agreeing terms for making the Facility available from another jurisdiction, or funding the Facility from alternative sources or otherwise restructuring the Facility on a basis which is not unlawful.

16.	REPRESENTATIONS AND WARRANTIES

16.1	The Borrowers hereby represent and warrant to the Lender that:

16.1.1	each Security Party is a company or corporation duly formed and validly existing under the laws of the country of its incorporation and has the power and authority to own its assets and carry on business in each jurisdiction in which it owns assets or carries on business;

16.1.2	each Security Party has power to enter into this Agreement and the other Subject Documents to which such Security Party is a party and to perform and discharge its duties and liabilities hereunder and thereunder and (in the case of the Borrowers) to borrow hereunder and to enter into Designated Transactions and each Security Party has taken all necessary action (whether corporate or otherwise) required to authorise the execution, delivery and performance of this Agreement and the other Subject Documents and the borrowings to be made hereunder;

16.1.3	the execution, delivery and performance of this Agreement and the other Subject Documents will not contravene or exceed the powers granted to each Security Party or by, or any provision of, any law or regulation in any jurisdiction to which the Security Parties or any of them are/is subject, any order or decree of any governmental agency or court of or in any jurisdiction to which the Security Parties or any of them are/is subject, the certificates of incorporation, the other constitutional documents of the Security Parties or any of them or any mortgage, deed, contract or agreement to which the Security Parties or any of them is/are a party and which is binding upon the Security Parties’ assets, and will not cause any Encumbrance to arise over or attach to all or any part of any Security Party’s revenues or assets nor require any Security Party to create any such Encumbrance;

16.1.4	all consents, licences, approvals, registrations, authorisations or declarations (including, without limitation, all foreign exchange control approvals) in any jurisdiction to which the Security Parties or any of them is/are subject required to enable the Borrowers to borrow hereunder and to enter into Designated Transactions and the Borrowers and the other Security Parties lawfully to enter into and perform and discharge their respective duties and liabilities under this Agreement and the other Subject Documents to which each of them is a party and to ensure that the duties and liabilities of each of the Borrowers and the other Security Parties hereunder and thereunder are legal, valid and enforceable in accordance with the terms of this Agreement and the other Subject Documents to which each of them is a party and to make this Agreement and the other Subject Documents admissible in evidence in such aforesaid jurisdictions have been obtained or made and are in full force and effect;

16.1.5	this Agreement and each of the other Subject Documents to which each Security Party is a party constitute the legal, valid, binding and unconditional duties and liabilities of each Security Party as is a party thereto, enforceable against such Security Party in accordance with the terms hereof or thereof;

16.1.6	no Security Party has failed to pay when due any material amount or to perform any material duty under the provisions of any agreement relating to indebtedness in excess in aggregate of Three hundred thousand Dollars ($300,000) to which such Security Party is a party or by which it may be bound and no event has occurred and is continuing which constitutes, or which with the giving of notice or lapse of time or both would constitute, a material breach or default by such Security Party under any such agreement;

16.1.7	no litigation or administrative proceedings in any court, arbitration tribunal or governmental authority are pending or threatened against any Security Party or any of its assets which might materially adversely affect such Security Party’s ability to perform and discharge its duties and liabilities hereunder and under the other Subject Documents to which it/he/she is a party thereto;

16.1.8	the Financial Statements provided by the Borrowers to the Lender in accordance with Clause 19.1 are complete and correct and present fairly the position of the members of the Group therein stated and the results of the operations of the members of the Group ended on such date, and have been prepared in accordance with the Applicable Accounting Principles consistently applied and give a true and fair view of the financial condition, assets and liabilities of the members of the Group therein stated at the date to which such Financial Statements have been prepared and since that date there has been no adverse change in the financial conditions of the business, assets or operation of the members of the Group therein stated or the Group taken as a whole (as the case may be);

16.1.9	the information provided to the Lender in relation to this transaction is true and correct in all material respects and does not omit any information necessary to make any of the information so provided not misleading;

16.1.10	the copy of each Subject Document delivered by the Borrowers to the Lender is a true and complete copy thereof;

16.1.11	none of the parties to the Subject Documents is in default thereunder;

16.1.12	none of the Security Parties is in default under any agreement to which it/he is a party or by which it may be bound and no litigation, arbitration, tax claim,

administrative proceeding or investigation is current or pending or (to its knowledge) threatened;

16.1.13	the financial condition of the Borrowers and the other Security Parties has not suffered any material deterioration since that condition was last disclosed to the Lender;

16.1.14	all the obligations and liabilities of the Borrowers hereunder rank and will rank at least pari passu in right of payments with all other unsubordinated indebtedness of the Borrowers or any of them;

16.1.15	save as disclosed to the Lender in writing none of the Borrowers, the Corporate Guarantor and any other member of the Group has incurred any indebtedness or authorised or accepted any capital commitments (other than that normally associated with the day to day operation or trading of the Ships, where appropriate);

16.1.16	no Taxes are imposed by deduction withholding or otherwise or any other payment to be made by any Security Party under this Agreement and/or any other of the Subject Documents or are imposed on or by virtue of the execution or delivery of the Agreement and/or any other of the Subject Documents or any document or instrument to be executed or delivered hereunder or thereunder and all relevant tax returns have been filed;

16.1.17	the choice of law agreed to govern this Agreement and/or any other Subject Document and the submission to the jurisdiction of the courts agreed in each of the Subject Documents are or will be on execution of the respective Subject Documents valid and binding on the Borrowers and any other Security Party which is a party thereto;

16.1.18	each of the Borrowers is a wholly owned Subsidiary of the Corporate Guarantor;

16.1.19	no Encumbrance exists on any Security Party’s assets except as permitted by this Agreement;

16.1.20	the giving of the Corporate Guarantee is to the commercial benefit of the Corporate Guarantor in that the Corporate Guarantor belongs to the same group of companies as the Borrowers and shall have a financial and commercial interest in the Facility being extended to the Borrowers and by giving its Corporate Guarantee, the Corporate Guarantor furthers its own business interests within the scope of its constitutional documents;

16.1.21	each of the Subject Documents is in full force and effect and constitutes the valid binding and enforceable obligations of the Borrower and each other Security Party which is a party thereto and the other parties to it and there has been no breach of the terms or the obligations of any party to it thereunder and no person has disputed or repudiated or disclaimed any liability under it or indicated that it does not consider itself bound by or does not intend to comply with any of the terms of any such documents;

16.1.22	the Borrowers and the Corporate Guarantor have filed all tax and other fiscal returns required to be filed by any tax authority to which they are subject and none of the Borrowers nor the Corporate Guarantor has an office in England or in the United States of America;

16.1.23	no member of the Group is overdue in the payment of any amount in respect of Tax;

16.1.24	the Corporate Guarantor is a company whose shares are listed in Nasdaq and has fully complied with its obligations arising in respect of such listing;

16.1.25	each Owner is the legal and beneficial owner of its Ship under the laws of the relevant Flag State;

16.1.26	each Ship is in the absolute and unencumbered ownership of its Owner save as contemplated by this Agreement and the other Finance Documents;

16.1.27	each Ship maintains the highest class with her Classification Society free of all recommendations and qualifications of her Classification Society or other conditions or notations affecting class;

16.1.28	each Ship is operationally seaworthy;

16.1.29	except for the registration of each Mortgage at the appropriate registry of the relevant Flag State it is not necessary or advisable to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement and the other Subject Documents, that any of them be filed, recorded or enrolled with any governmental authority or agency or that they be stamped with any stamp, registration or similar transaction tax in the United Kingdom in the Republic of Greece, in the Republic of Panama in the Republic of Liberia, in Bermuda or in any other country where any Security Party carries on business;

16.1.30	each Ship complies with all relevant laws, regulations and requirements (statutory or otherwise), including without limitation, the ISM Code, the ISPS Code, the ISM Code Documentation, the ISPS Code Documentation as are applicable to (i) ships registered under the law of the relevant Flag State and (ii) engaged in the same or a similar service as such Ship is or is to be engaged;

16.1.31	the Mortgage in respect of each Ship (as of the Drawdown Date first to occur) has been duly recorded against such Ship as a valid first priority ship mortgage in accordance with the laws of her Flag State;

16.1.32	each Ship is insured in accordance with the provisions of this Agreement in respect of Insurances;

16.1.33	each Ship is managed by the Manager under the terms of the Management Agreement, relating thereto;

16.1.34	each Owner and the Manager comply with the provisions of all Environmental Laws in respect of each Ship;

16.1.35	each Owner and the Manager have obtained all Environmental Approvals and are in compliance with all such Environmental Approvals in respect of each Ship as appropriate;

16.1.36	none of the Owners nor the Manager have received notice of any Environmental Claim that alleges that any of the Owners and/or the Manager is not in compliance with any Environmental Law or any Environmental Approval in respect of each Ship;

16.1.37	there is no Environmental Claim pending against each Owner, the Manager or each Ship;

16.1.38	no Environmental Incident has occurred which could or might give rise to any Environmental Claim against each Owner, the Manager and each Ship;

16.1.39	none of the Existing Borrowers B is in default of the terms of the Existing Transaction or entitled to amend or rescind the Existing Transaction; and

16.1.40	none of the Existing Borrowers B has agreed to any amendment or supplement to the Existing Transaction nor waived or agreed to modify any term of the Existing Transaction or excuse performance of by the counterparties thereunder of any of their obligations thereunder.

16.2	The representations and warranties of the Borrowers set out in Clause 16.1 above shall survive the execution of this Agreement and shall be deemed to be repeated on each Drawdown Date and on each Interest Payment Date with respect to the facts and circumstances existing at each such time as if made at such time.

17.	SECURITIES

17.1	The Borrowers hereby agree that the Security Documents shall secure with first priority, the due payment of the Indebtedness.

17.2	It is declared and agreed in relation to the security created by the Security Documents that:

17.2.1	it shall be held by the Lender as a continuing security for the payment of the Indebtedness;

17.2.2	the security so created shall not be satisfied or discharged by intermediate payment or satisfaction of any part of the amount secured thereunder;

17.2.3	the security so created shall be in addition to and shall not in any way be prejudiced or affected by any collateral or other security now or hereafter held by the Lender for all or any part of the amounts thereby secured; and

17.2.4	every power and right given to the Lender hereunder shall be in addition to and not in limitation of any and every other power or right of the Lender under the Security Documents and may be exercised from time to time in such order and as often as the Lender may consider appropriate.

18.	CONDITIONS PRECEDENT

18.1	Notwithstanding the provisions of Clause 5, the agreement of the Lender to permit the Drawdown of any Advance hereunder is subject to the condition that the Lender shall have received not later than the Drawdown Date in respect of such Advance the following documents or evidence in form and substance satisfactory to the Lender and its legal advisers:

18.1.1	a certificate signed by the secretary or a director of each Security Party, stating, inter alia, the full names of the persons or persons legally and beneficially entitled as shareholders/stockholders of the entire issued and outstanding shares/stock of that Security Party and a copy, certified as a true copy by the secretary/director of each Security Party of the resolutions of the board of directors and of the shareholders of each Security Party authorising the transaction contemplated hereby and authorising a person or persons to sign or execute on behalf of each Security Party this Agreement, each Notice of Drawdown (as in the form of Schedule 1 thereof), each Acknowledgement (as in the form of Schedule 2 hereof) and the other Finance Documents as is a party thereto;

18.1.2	the originals of any power or powers of attorney granted pursuant to Clause 18.1.1;

18.1.3	specimen signatures, duly authenticated of the person or persons referred to in Clause 18.1.1;

18.1.4	certificates or other evidence satisfactory to the Lender in its sole discretion of the existence and good standing of each Security Party, dated not more than fifteen (15) days before the date of this Agreement;

18.1.5	copies, duly certified as a true copy by the respective secretaries of each Security Party of the certificate of incorporation and the other constitutional documents of each Security Party;

18.1.6	evidence that each Account has been duly opened by the relevant Borrower(s) as appropriate and all mandate forms, signature cards and authorities have been duly delivered and that each of such accounts is free of all liens or charges other than the liens and charges in favour of the Lender referred to herein;

18.1.7	certified copies of all documents (with a certified translation if an original is not in English) evidencing any other necessary action (including but without limitation governmental approval, consents, licences, authorisations, validations or exemptions which the Lender or its legal advisers may require) by or of parties with respect to this Agreement and the other Finance Documents;

18.1.8	the Corporate Guarantee duly executed by the Corporate Guarantor;

18.1.9	such documentation and other evidence (in form and substance satisfactory to the Lender) as is reasonably requested by the Lender in order for the Lender to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Subject Documents;

18.1.10	the Accounts’ Charges duly executed by each of the Borrowers, as appropriate;

18.1.11	evidence that the fees payable to the Lender in accordance with Clause 26 have been duly paid;

18.1.12	the Master Agreement duly executed by the Borrowers;

18.1.13	the Master Agreement Assignment duly executed by the Borrowers;

18.1.14	evidence that an amount of Twenty Five thousand Euros (€25,000) has been paid to the Lender’s Greek and English law legal advisors in respect of their fees in connection with this Agreement and the other Finance Documents;

18.1.15	letter from HFW Nominees Limited to the Lender confirming acceptance of their appointment as agents for service of process in England under Clause 38.4;

18.1.16	a letter from Mr. Peter Kallifidas to the Lender confirming acceptance of his appointment as agent for service of process in Greece under Clause 38.5.

18.1.17	the opinion letters from Bermuda, Liberia, Panama and such other legal counsels as the Lender may require, all acceptable to the Lender, in relation to this Agreement and the other Finance Documents referred to in this Clause 18.1, and in form and substance satisfactory to the Lender;

18.1.18	evidence that all outstanding indebtedness in relation to each Existing Financial Agreement shall be repaid in full;

18.1.19	copy of each Government’s Gazette Issue, wherein the joint ministerial decision regarding the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower in Greece under Law 89/67 as amended, has been published, together with any amendment(s) thereof;

18.1.20	certificate issued by the Greek Ministry of Merchant Marine in respect of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower, evidencing the establishment of an office of each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower respectively in Greece under Law 89/67;

18.1.21	valid certificate dated not later than fifteen (15) days prior to the relevant Drawdown Date issued by the competent authority confirming that each of the Newlead Shipping Borrower and the Newlead Bulkers Borrower is current with its obligations with regard to social security contributions;

18.1.22	the Mortgage over each Ship duly executed by the Owner thereof and notarised or legalised as appropriate and duly recorded at the appropriate registry of the relevant Flag State;

18.1.23	the General Assignment and the Charter Assignment in respect of each Ship duly executed by the parties thereto;

18.1.24	the notices of assignment of the Insurances and of the Earnings of the General Assignment in respect of each Ship duly signed by the relevant Owner thereof;

18.1.25	the notices of assignment of the Earnings and of the Charter in respect of each Ship duly signed by the Owner thereof and acknowledged by the relevant Charterer;

18.1.26	if required by the Lender, a survey report for each Ship issued by a surveyor appointed by and/or acceptable to the Lender at the expense of the relevant Owner certifying the condition of such Ship;

18.1.27	evidence that save for the Encumbrances created by the relevant Finance Documents there is no Encumbrance whatsoever on each Ship except in favour of the Lender;

18.1.28	evidence that each Ship is insured in accordance with the provisions of this Agreement, such evidence to be certified by an insurance expert appointed by or acceptable to the Lender at the expense of the relevant Owner;

18.1.29	evidence that each Ship is classed at the highest classification status with the Classification Society, free of overdue recommendations or other conditions or notations affecting her class;

18.1.30	market valuations on the basis specified in Clause 21.26 issued by reputable sale and purchase brokers appointed by or acceptable to the Lender, at the expense of the relevant Owner, certifying the Market Value of each Ship;

18.1.31	certified copies of the classification and international safety and trading certificates of each Ship issued by the Classification Society free of recommendations or other conditions or notations affecting her class;

18.1.32	evidence that each Ship is registered in the ownership of the relevant Owner under the laws of the relevant Flag State, free from registered Encumbrances other than the Mortgage registered thereon and the other Encumbrances by the relevant Finance Documents;

18.1.33	copies of each Management Agreement and of each Charter for each Ship certified as true and complete copies thereof by the Borrowers’ legal counsel;

18.1.34	copies of the ISM Code Documentation and the ISPS Code Documentation in relation to each Ship, the relevant Owner and the Manager;

18.1.35	each Manager’s Undertaking and the notice of assignment of insurances in relation thereto in respect of each Ship duly executed by the Manager;

18.1.36	the Corporate Guarantor shall have issued and delivered to the Lender, pursuant to a warrant agreement (the “Warrant Agreement”) 1,500,000 Common Stock Purchase Warrants (the “Warrants”), which will entitle the Lender to purchase shares of Common Stock, $0.01 par value of the Corporate Guarantor (the “Common Stock”) (the Common Stock issuable on exercise of the Warrants being referred to herein as the “Warrant Shares”); each such Warrant, evidenced by a warrant certificate in the form set out in the relevant Schedule of the Warrant Agreement (the “Warrant Certificate”) shall be exercisable at the election of the Lender, either in full or from time to time in part, for a period of eight (8) years commencing from the first Drawdown Date and the initial exercise price per share at which the Warrant Shares shall be purchasable upon exercise of the Warrants (the “Exercise Price”) shall be $2.00 per share; notwithstanding the above, the Warrants may be exercised without the exchange of funds pursuant to the cashless exercise provisions in Section 6 of the Warrant Agreement;

18.1.37	the Novation Confirmation duly signed by the parties thereto and any and all other documents required to be executed in order to ensure that the obligations of the Existing Borrowers B in respect of the Existing Transaction under the Existing Master Agreement shall become the obligations of all Borrowers under the Master Agreement; and

18.1.38	such further documents and evidence as the Lender may hereafter request.

18.2	If the Lender, at its discretion, permits an Advance or any part thereof to be borrowed before certain of the conditions referred to in Clauses 18.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within five (5) Banking Days after the relevant Drawdown Date (or such longer period as the Lender specifies).

19.	FINANCIAL AND GENERAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 19, except as the Lender may otherwise permit:

19.1	to supply the Lender with such number of copies as the Lender may require of (i) the annual Financial Statements of the Group audited by the Auditors as soon as available but in any event not later than one hundred and eighty (180) days after the end of the relevant period to which they relate starting with the 2009 Financial Statements and (ii) the quarterly unaudited Financial Statements of the Group as soon as available but in any event not later than ninety (90) days after the end of the relevant quarterly period starting with the accounts for the quarterly period ending 31 December 2009 and (iii) such other information with regard to the business, properties or condition, financial or otherwise, of each member of the Group as the Lender may from time to time reasonably request;

19.2	to procure that the Financial Statements to be delivered from time to time in accordance with Clause 19.1 shall be prepared in accordance with the Applicable Accounting Principles and practices consistently applied, which shall present fairly the financial position of the Group as at the end of each period, to which they relate and the results of the operations for the period which they relate;

19.3	to obtain promptly at any time and from time to time such registrations, licenses, consents and approvals as may be required in respect of this Agreement and the other Subject Documents under any applicable law or regulation to enable them to perform and discharge their duties and liabilities hereunder and thereunder and promptly supply the Lender with copies thereof;

19.4	to ensure that at all times the claims of the Lender against each Security Party under this Agreement and the other Finance Documents rank at least pari passu with the claims of all its other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency or other similar laws of general application;

19.5	to deliver to the Lender translations into English (certified by an authorised translator) of any documents which have to be delivered to the Lender under the terms of this Agreement or the other Finance Documents, the originals of which are not in the English language;

19.6	not to make any loans or advances to, or any investments in, any person, firm, corporation or joint venture (or to any officer, director, stockholder, employee or customer of any such person);

19.7	not to borrow any money or permit any such borrowing to continue or incur any indebtedness whatsoever other than the Facility, the Swap Exposure or other than by way of subordinated shareholders’ loans or enter into any agreement for payment on deferred terms (otherwise than on customary suppliers’ credit terms) or any equipment lease or contract hire agreement other than in the ordinary course of business;

19.8	not to assume, guarantee or otherwise undertake the liability of any person, firm or company (otherwise than pursuant to the terms hereof and in the ordinary course of operation or trading of the Ships);

19.9	not to authorise or accept any capital commitments (save and except in connection with the ordinary course of operation or trading of the Ships);

19.10	not to declare or pay any dividends or repay any shareholders’ loans or make any distributions to their shareholders in any form whatsoever;

19.11	not to and procure that each of the Manager and the Corporate Guarantor shall not change the nature of its business or commence any business other than the ownership and operation of ships;

19.12	not to (save and except as provided in this Agreement or otherwise in favour of the Lender), create or permit to exist any Encumbrance whatsoever on the Ships or any of them or on any of the other property or assets, real or personal of any Borrower whether now owned or hereafter acquired, other than a Permitted Lien without the prior written consent of the Lender;

19.13	without prejudice to the obligations of the Borrowers under Clause 19.14, promptly after the happening of an Event of Default or an event which with the giving of notice or passage of time or a determination of the Lender or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default, to notify the Lender of such event and of the steps (if any) which are being taken to nullify or mitigate its effect;

19.14	from time to time (but not more than once every six (6) months) on request by the Lender, to deliver to it a certificate signed by a director or officer of the Borrowers confirming that, save as may be notified in detail in such certificate, no Event of Default or an event which with the giving of notice or passage of time or a determination of the Lender or satisfaction of any other condition or any combination of the foregoing, may become an Event of Default has occurred and is then subsisting to be accompanied by such evidence as to the information and matters contained in such certificate as the Lender may from time to time reasonably require;

19.15	to ensure and procure that each Security Party shall maintain its corporate existence under the laws of the country of its incorporation and shall comply with all relevant legislation and laws and regulations (including but not limited to the laws and regulations relating to the listing of the shares of the Corporate Guarantor in Nasdaq) applicable to it;

19.16	to ensure and procure that no change in the Chief Executive Officer and/or the Chairman of the Corporate Guarantor shall occur without the prior written consent of the Lender;

19.17	to pay and to ensure and procure that the other Security Parties shall pay all Taxes, assessments and other governmental charges when the same fall due and ensure and procure that all relevant tax returns of the Borrowers and the other Security Parties shall be properly and timely filed;

19.18	not to convey, assign, transfer, sell or otherwise or dispose of the Ships or any of them or any of the other property, assets or rights owned by the Borrowers whether present or future, without the prior written consent of the Lender;

19.19	to send (or procure that it is sent) to the Lender as soon as the same is instituted details of any litigation, arbitration or administrative proceedings against or involving the Borrowers (or any of them) and/or the other Security Parties (or any of them) and/or the Charterers (or any of them) or the Ships (or any of them), which is likely to have a material adverse effect on the Borrowers (or any of them), the other Security Parties (or any of them) or the operation of the Ships (or any of them);

19.20	to comply (and ensure that each other Security Party will comply) with all laws regulations treaties and conventions applicable to the Borrowers, the other Security Parties and the Ships and to carry on the Ships all certificates and other documents which may from time to time be required to evidence such compliance;

19.21	not to and ensure and procure that the Corporate Guarantor and each other Corporate Security Party shall not dissolve, merge into or consolidate with any other company or person and procure that no change in the management or the legal or beneficial ownership of the Borrowers, the Manager, and the Ships shall be effected;

19.22	to ensure and procure that each Borrower shall be a wholly owned Subsidiary of the Corporate Guarantor;

19.23	to ensure and procure that Mr. Michail Zolotas and Mr. Nicholas Fistes shall own at all times whether directly or indirectly an aggregate of at least ten per cent (10%) of the issued voting share capital of the Corporate Guarantor;

19.24	to execute and procure the execution by each other Security Party of any further document or documents required by the Lender in order to perfect or complete the security created by the Finance Documents;

19.25	to use the proceeds of the Facility for the Borrowers’ benefit and under their full responsibility and exclusively for the purposes specified in this Agreement;

19.26	to ensure and procure that all times throughout the Security Period the Borrowers and/or the Corporate Guarantor shall maintain with the Lender to the credit of any account held with the Lender (including the Earnings Accounts but excluding the Retention Account) the Minimum Liquidity;

19.27	to ensure and procure that the Swap Exposure shall not exceed the Maximum Permitted Swap Exposure;

19.28	to ensure and procure that:
a)	the Equity Ratio shall (i) from the Financial Quarter Day ending on 30th September 2012 until the Financial Quarter Day ending on 30th June 2013 be no less than: twenty five per cent (25%) and (ii) from the Financial Quarter Day ending on 30th June 2013 and at all times thereafter throughout the Security Period shall be no less than: thirty per cent (30%);

b)	the ratio of EBITDA to Interest Payable on a trailing four (4) Financial Quarter basis shall (i) from the Financial Quarter Day ending on 30th September 2012 until the Financial Quarter Day ending a on 30th June 2013 be no less than: 2:1; and (ii) from the Financial Quarter Day ending on 30th June 2013 and at all times thereafter throughout the Security Period shall be no less than: 2.5 :1; and

c)	the Corporate Guarantor and its Subsidiaries shall maintain on a consolidated basis on each Financial Quarter Day during the Security Period Working Capital of no less than zero Dollars ($0).
Compliance with the undertakings contained in this Clause 19.28 shall be determined quarterly by the Lender by reference to the latest Financial Statements of the Group delivered to the Lender pursuant to Clauses 19.1 and 19.2. Unless and until the Lender otherwise agrees in writing, at the same time as they deliver those Financial Statements or at any other time upon the Lender’s request, the Borrowers shall ensure and procure that the Corporate Guarantor shall deliver to the Lender a certificate in the form set out in Schedule 3 hereto, signed by the chief financial officer of the Corporate Guarantor. In the case that the Financial Statements are prepared on the basis of US GAAP the covenants referred to in this Clause 19.28 may be readjusted by the Lender and notified to the Borrowers;

19.29	to ensure and procure that notwithstanding anything to the contrary contained in Clause 18.1.38, the Lender may (i) assign the rights to purchase all or any portion of the Warrants to any affiliate or any other bank or financial institution (ii) transfer the Warrants (together with its rights hereunder) in compliance with the provisions of the Securities Act of 1933 of the United States of America, as amended from time to time, and the rules and regulations promulgated thereunder from time to time (the “Securities Act”);

19.30	to ensure and procure that the Corporate Guarantor, upon the reasonable request of the Lender, shall file a Registration Statement under the Securities Act, with SEC to register the Warrant Shares; and

19.31	to deliver to the Lender such documents and evidence as the Lender shall from time to time require relating to the verification of identity and knowledge of the Lender’s customers and the compliance by the Lender with all necessary “know your customer” or similar checks, always on the basis of applicable laws and regulations or the Lender’s own internal guidelines, in each case as such laws, regulations or internal guidelines apply from time to time.

20.	INSURANCE UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (at the expense of the Borrowers and upon such terms, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender) comply with the following provisions of this Clause 20, except as the Lender may otherwise permit:

20.1	to ensure and procure that each Owner will insure and keep insured the Mortgaged Ships in Dollars or such other currency as may be approved in writing by the Lender, in the full aggregate insurable value of the Mortgaged Ships but in no event for an aggregate amount less than the higher of (a) the aggregate Market Values of the Mortgaged Ships and (b) one hundred and thirty per cent (130%) of the aggregate of (i) the outstanding amount of the Facility, (ii) any amount available for drawing under the Facility and (iii) the Maximum Permitted Swap Exposure against fire, marine and other risks (including Excess Risks) and War Risks covered by hull and machinery policies;

20.2	to ensure and procure that each Owner will enter each Mortgaged Ship in the name of the Owner thereof for her full value and tonnage in a protection and indemnity association approved by the Lender with unlimited liability if available otherwise for the highest possible standard cover for the time being $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance for the highest possible standard cover against all Protection and Indemnity Risks;

20.3	if any Mortgaged Ship enters the territorial waters of the United States of America for any reason whatsoever, to ensure and procure that the relevant Owner will take out such additional insurance to cover such risks as may be necessary in order to obtain a Certificate of Financial Responsibility from the United States Coastguard;

20.4	to ensure and procure that each Owner will, upon the Lender’s request, effect loss of hire and/or Earnings, Insurance on any or all of the Ships (as may be required by the Lender) in respect of charterparties which exceed twelve (12) months duration (including, without limitation, the Charters) and otherwise on such terms and in such amounts as the Lender may instruct the Owners thereof as being necessary or appropriate;

20.5	to ensure and procure that each Owner will effect such additional Insurances as may reasonably be requested by the Lender to maintain the scope of the existing cover of the Insurances;

20.6	to ensure and procure that each Owner will renew the Insurances at least fourteen (14) days before the relevant Insurances expire and to procure that the Approved Brokers shall promptly confirm in writing to the Lender as and when each such renewal is effected;

20.7	to ensure and procure that each Owner will punctually pay all premiums, calls, contributions or other sums payable in respect of the Insurances and to produce all relevant receipts when so required in writing by the Lender;

20.8	to ensure and procure that each Owner will pay to the Lender on demand all premiums or other amounts payable by the Lender in effecting a mortgagee’s interest policy and a mortgagee’s interest (additional perils) insurance policy in the name of the Lender upon such terms and conditions and with such insurers and for such amounts as the Lender may require, the aggregate of which amounts for all the Mortgaged Ships shall not be less than one hundred and ten per cent (110%) of the aggregate of (a) the outstanding amount of the Facility, (b) any amount available for drawing under the Facility and (c) the Maximum Permitted Swap Exposure and under such wording and conditions acceptable to the Lender;

20.9	to ensure and procure that each Owner will arrange for the execution of such guarantees as may from time to time be required by any Protection and Indemnity or War Risks association;

20.10	to ensure and procure that each Owner will give notice of assignment of the Insurances to the Insurers in the form set out in Schedule 2 to each of the General Assignments and will procure that a copy of each notice of assignment shall be endorsed upon or attached to the relevant Insurance Documents;

20.11	to procure that the Insurance Documents shall be deposited with the Approved Brokers and that such brokers shall provide the Lender with certified copies thereof and shall issue to the Lender a letter or letters of undertaking in such form as the Lender shall reasonably require;

20.12	to procure that the Protection and Indemnity and/or War Risks associations in which each Mortgaged Ship is entered shall provide the Lender with a letter or letters of undertaking in their standard form and shall provide the Lender with a copy of the certificates of entry;

20.13	to procure that the Insurance Documents (including all certificates of entry in any Protection and Indemnity and/or War Risks association) shall contain loss payable clauses in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to each General Assignment;

20.14	to procure that the Insurance Documents shall provide that the lien or set off for unpaid premiums or calls shall be limited to only the premiums or calls due in relation to the Insurances on the Mortgaged Ships and for fourteen (14) days prior written notice to be given to the Lender by the Insurers (such notice to be given even if the Insurers have not received an appropriate enquiry from the Lender) in the event of cancellation or termination of Insurances and in the event of the non-payment of the premium or calls, the right to pay the said premium or calls within a reasonable time;
20.15	to ensure and procure that each Owner will promptly provide the Lender with full information regarding any casualties or damage to any Mortgaged Ship in an amount in excess of Three hundred thousand Dollars ($300,000) or in consequence whereof any of the Mortgaged Ships has become or may become a Total Loss;

20.16	to ensure and procure that each Owner will, at the request of the Lender, provide the Lender, at the Borrowers’ cost, with a detailed report issued by a firm of marine insurance brokers or consultants appointed by the Lender in relation to the Insurances;

20.17	to ensure and procure that each Owner will not do any act nor voluntarily suffer nor permit any act to be done whereby any Insurance shall or may be suspended or avoided and to ensure and procure that each Owner will not suffer nor permit any of the Mortgaged Ships to engage in any voyage nor to carry any cargo not permitted under the Insurances in effect without first covering such Mortgaged Ship to the amount herein provided for with insurance satisfactory to the Lender for such voyage or the carriage of such cargo;

20.18	(without limitation to the generality of the foregoing) in particular to ensure and procure that each Owner will not permit any Mortgaged Ship to enter or trade to any zone which is declared a war zone by any Government or by such Mortgaged Ship’s War Risks Insurers unless there shall have been effected by the Borrowers as appropriate and at their expense such special insurance as the War Risk Insurers may require;

20.19	to procure that all amounts payable under the Insurances are paid in accordance with the loss payable clause in the form set out in Schedule 3 or Schedule 4 (as may be appropriate) to each General Assignment and to apply and procure that all amounts as are paid to the relevant Owner are applied to the repair of the damage and the reparation of the loss in respect of which the said amounts shall have been received; and

20.20	should any Ship be laid up for any period, to ensure and procure that each Owner will arrange “lay up” Insurances for such Ship during such period, at their own cost and upon such terms and conditions, in such amounts and with such Insurers as shall from time to time be approved in writing by the Lender.

21.	OPERATIONAL UNDERTAKINGS

The Borrowers hereby jointly and severally undertake with the Lender that throughout the Security Period the Borrowers shall (and shall procure that each other relevant Security Party shall) comply with the following provisions of this Clause 21.1 except as the Lender may otherwise permit:

21.1	to ensure and procure that each Ship shall be kept registered under the laws and the flag of the relevant Flag State in the ownership of its Owner and such Owner shall not do or suffer to be done anything whereby such registration may be forfeited or imperilled;

21.2	to ensure that all Earnings of each Ship shall be paid into the relevant Earnings Account(s) opened in the name of the Owner of such Ship that no Owner shall open or maintain any account other that the Accounts with any bank other than the Lender, without the Lender’s prior written consent;

21.3	to ensure that when due and payable, all taxes, assessments, levies, governmental charges, fines and penalties lawfully imposed on and enforceable against the Ships or any of them shall be paid by the relevant Owner;

21.4	to ensure that none of the Ships (or any share thereof or interest therein) shall be sold transferred, mortgaged, charged, hypothecated or abandoned (save in the case of maritime necessity) and neither the Insurances nor the Earnings of the Ships or any of them will be assigned without the prior written consent of the Lender which it shall have the power to withhold;

21.5	to ensure that none of the Ships shall be operated in any manner contrary to any law or regulations in any relevant jurisdiction, including, without limitation the ISM Code and ISPS Code and none of the Owners nor the Manager shall engage in any unlawful trade or carry any cargo that will expose the relevant Ship to penalty, forfeiture or capture and in the event of hostilities in any part of the world (whether a war be declared or not) not employ any Ship or voluntarily suffer her employment in carrying any contraband goods;

21.6	to ensure that no Owner shall create or permit to be created or continued any lien or Encumbrance(s) on its Ship and/or the Insurances and/or the Earnings of its Ship (other than Permitted Liens) and/or shall satisfy all claims and demands which if unpaid might in law or by statute or otherwise create a lien or Encumbrance(s) and (without prejudice to the generality of the foregoing) no lien or Encumbrance(s) shall be created or permitted to be created or continued on its Ship for any reason whatsoever other than Permitted Liens;

21.7	to ensure that on the request of the Lender, each Owner shall provide and procure that the Lender shall be provided with satisfactory evidence that the wages, allotments, insurance and pension contributions of the Master and crew of its Ship are being paid in accordance with the articles of agreement relating to such Ship and the relevant regulations and that all deductions from the remuneration of the Master and crew in respect of any tax liability (including social insurance contributions) are being made and accounted for to the relevant authority and that the Master of its Ship has no claim for disbursements other than those properly incurred by him in the ordinary trading of such Ship on the voyage then in progress;

21.8	if any writ or proceedings shall be issued against any Ship or if any Ship shall be otherwise attached, arrested or detained by any proceeding in any court or tribunal or by any government or other authority, the Owners shall immediately notify and procure that the Lender shall be notified thereof by telefax confirmed by letter and as soon as practicably possible thereafter and in any event not later than fourteen (14) days from the date of occurrence of any of the aforesaid events cause such Ship to be released and all liens or

Encumbrance(s) (except for the Mortgage and any Permitted Liens on such Ship) thereon to be discharged;
21.9	save for the Charters, to ensure and procure that no Owner shall without the prior written consent of the Lender (which consent shall not be unreasonably withheld) voyage or time charter its Ship or place her under contract for employment for any period which when aggregated with any optional periods of extension contained in the said charter or contract, would exceed twelve (12) months duration; provided however that in the event of a Ship being employed (with the Lender’s prior written consent) under any demise or bareboat charter or any charter which when aggregated with any optional periods contained in such charter would exceed twelve (12) months duration, the Lender shall be furnished forthwith with (a) details and documentary evidence satisfactory to the Lender in its sole discretion in respect of the new employment, (b) upon Lender’s request, a specific assignment in favour of the Lender of the benefit of such charter together with a notice of any such assignment addressed to the relevant charterer and endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Lender and (c) upon Lender’s request, a specific agreement of subordination of the rights of such charterer to the rights of the Lender;

21.10	to ensure and procure that no Owner shall without the prior written consent of the Lender (which it shall have full power to withhold) demise charter its Ship for any period whatsoever;

21.11	to ensure and procure that no Owner shall without the prior written consent of the Lender (which it shall have full power to withhold) deliver its Ship into the possession of any person or persons for effecting repairs or renewals to such Ship the cost of which will exceed the amount of Three hundred thousand Dollars ($300,000) unless such person or persons shall have given a written undertaking to the Lender not to exercise any lien or right of detention on such Ship in respect of the cost of such repairs or renewals;

21.12	to ensure and procure that at all times and at the Owners’ own expense, each Owner shall maintain its Ship in a seaworthy condition and in good running order and repair in accordance with first class ship ownership and ship management practice and keep and procure that its Ship is kept in such condition as will entitle it to the highest classification status with the Classification Society free from recommendations and notations and procure that the Lender is provided with certificates issued by the Classification Society that such classification status is maintained and with copies of all other classification certificates as the Lender may request in writing;

21.13	to ensure and procure that each Owner shall submit its Ship regularly to such periodical or other surveys as may be required for classification purposes and, if so required by the Lender in writing, supply and procure that the Lender is supplied with copies of all survey reports issued in respect thereof;

21.14	to ensure and procure that each Owner shall notify and procure that the Lender is notified immediately by telefax of any recommendation or requirement imposed on its Ship by the

Classification Society, its Insurers or by any other competent authority that is not complied with in accordance with its terms;
21.15	to ensure and procure that the Owners shall give and procure that the Lender is given with reasonable prior notice of any proposed dry docking or any underwater survey of a Ship so that the Lender (if it so desires) can arrange for a representative to be present;

21.16	to ensure and procure that the Owners shall authorise and procure that the Classification Society and all other regulatory authorities of the Ships are authorised to disclose to the Lender any information or documents requested by the Lender relating to the classification, repair, maintenance or seaworthiness of the Ships;

21.17	to ensure and procure that the Borrowers shall comply with all legal requirements whether imposed by enactment, regulation, common law or otherwise and have on board the Ships as and when legally required valid certificates showing compliance therewith;

21.18	without prejudice to Clause 21.17, to ensure and procure that the Owners shall take all necessary and proper precautions to prevent any infringements of the Anti-Drug Abuse Act of 1986 of the United States of America or any similar legislation applicable to the Ships in any jurisdiction in or to which a Ship shall be employed or trade or which may otherwise be applicable to a Ship, to ensure and procure that the Owners or any of them or any other Security Party and, if the Lender shall so require, the Owners shall enter into a “Carrier Initiative Agreement” with the United States Customs Service and to procure that such agreement (or any similar agreement hereafter introduced by any agency of the United States of America) is maintained in full force and effect by the Owners;

21.19	to ensure and procure that the Owners shall comply with and procure that the Manager and all servants and agents of the Owners and the Manager or any charterer of the Ships (including, without limitation, the Charterers) shall comply with, the ISM Code, the ISM Code Documentation, the ISPS Code, the ISPS Code Documentation, all Environmental Laws and all legislation of any state or government in relation to the Ships, their ownership, operation and management or to the business of the Owners including, without limitation, requirements relating to manning, submission of oil spill response plans, designation of qualified individuals and establishing financial responsibility;

21.20	to ensure and procure that the Owners shall hold or procure that the Manager shall hold all appropriate ISM Documentation and provide the Lender with copies of the relevant ISM Code Documentation and ISPS Code Documentation duly issued to the Owners, the Manager and the Ships pursuant to the ISM Code and the ISPS Code;

21.21	to ensure and procure that the Owners shall keep or procure that it is kept onboard each Ship a copy of all relevant ISM Code Documentation and ISPS Code Documentation respectively;

21.22	to ensure and procure that the Owners shall perform and discharge all duties and liabilities imposed on the Owners or any of them under any charter (including, without limitation, the Charters), bill of lading or other contract relating to the Ships;

21.23	to ensure and procure that the Owners shall not remove or permit the removal of any part of any Ship or any equipment belonging thereto, nor make or permit to be made any alteration in the structure type or speed of any Ship which materially reduced the value of such Ship (unless such removal or alteration is required by statute or by her Classification Society) without the prior written consent of the Lender which it shall have full power to withhold;

21.24	to ensure and procure that at all reasonable times and on reasonable notice, the Owners shall permit and procure that the Lender or its authorised representative is permitted full and complete access to the Ships for the purpose of inspecting the state and condition of the Ships and their cargo and papers and at the written request of the Lender deliver and procure the delivery for inspection copies of any and all contracts and documents relating to the Ships whether on board or not;

21.25	to ensure and procure that the Owners shall keep and procure that the Lender is kept fully informed as to the use, the employment and the position of each Ship and promptly provide and procure that the Lender is provided with information concerning the classification, status and insurance of each Ship from time to time as and when so required in writing by the Lender;

21.26	to ensure and procure that when so requested by the Lender, the Owners shall appoint and procure that two (2) independent sale and purchase shipbrokers shall be appointed, nominated by the Lender to give valuations of each Ship and any other Fleet Ship, as the Lender may require without physical inspection and on the basis of an arms length purchase by a willing buyer from a willing seller and, unless the Lender otherwise requires, without taking into account any Charter or any other charterparty in respect thereof; all costs and fees payable in connection with such valuations shall be paid by the Borrowers and the value of each Ship and/or other Fleet Ship (as the case may be) shall be determined by taking into account the average of the aforesaid valuations;

21.27	to ensure and procure that in the event of Compulsory Acquisition of a Ship by any Government Entity, the Owners shall execute and procure the execution of any assignment that the Lender may request in relation to any and all amounts which such Government Entity shall be liable to pay as Requisition Compensation for such Ship or for her use and if received by the Owners to pay and procure the payment of such amounts immediately to the Lender;

21.28	to ensure and procure that each Owner shall appoint and procure the appointment of the Manager as manager of its Ship and shall not vary or terminate this appointment without the Lender’s prior written consent;

21.29	to ensure and procure that the Owners shall execute and deliver to the Lender such documents of transfer as the Lender may require in the event of sale of any of the Ships pursuant to any power of sale contained in the Mortgages or any of them or which the Lender may have in law;
21.30	to ensure and procure that the Owners shall not employ the Ships or any of them nor allow their employment in any manner contrary to any law or regulation in any relevant jurisdiction including, but not limited to, the ISM Code and the ISPS Code;

21.31	to ensure and procure that the Owners shall immediately notify the Lender by fax, confirmed forthwith by letter, of:
(i)	any casualty in respect of a Ship which is or is likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which a Ship has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or classification society or by any competent authority in respect of a Ship which is not complied with in accordance with its terms;

(iv)	any arrest or detention of a Ship, any exercise or purported exercise of any lien on a Ship or her Earnings or her Insurances or any requisition of a Ship for hire;

(v)	any intended dry docking of a Ship;

(vi)	any Environmental Claim made against the Owners or any of them or the Manager or in connection with a Ship or any Environmental Incident in respect thereof;

(vii)	any claim for breach of the ISM Code or the ISPS Code, being made against the Owners or any of them and/or the Manager or otherwise in connection with a Ship; or

(viii)	any other matter, event or incident, actual or threatened the effect of which will or could lead to the ISM Code and/or the ISPS Code not being complied with;
and advise and procure that the Lender shall be advised in writing on a regular basis and in such detail as the Lender shall require of the Owners’ or any other person’s response to any of those events or matters;

21.32	each Owner shall keep prominently in the Chart Room and in the Master’s cabin of its Ship a framed duly completed notice printed in plain type of such size that the area of print shall cover a space not less than six inches wide and nine inches high reading as follows:
“NOTICE OF MORTGAGE
This Ship is owned by [name of Owner] (the “Owner”) and is subject to a first preferred mortgage in favour of MARFIN EGNATIA BANK Societe Anonyme. Under the terms of the said mortgage a certified copy of which is preserved with the Ship’s papers neither the

Owner nor the Captain nor any officer or agent nor any charterer of this Ship nor any other person whatsoever has any power, right or authority whatever to create, incur or permit the imposition on this Ship any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage.”; and
21.33	to comply and ensure and procure that each other Security Party shall comply with its respective obligations under each Subject Document to which it is a party and not to and ensure and procure that each other Security Party will not vary, amend or terminate any of the aforesaid documents to which it is a party.

22.	RETENTION ACCOUNT AND EARNINGS ACCOUNTS

22.1	The Borrowers hereby agree to open a Retention Account with the Lender. On the date falling one (1) calendar month after the Drawdown Date first to occur and on the same date in each consecutive following calendar month (provided that if such day is not a Banking Day, the next following Banking Day) the Lender will transfer from the Earnings Accounts (at the Lender’s sole discretion) to the Retention Account an amount equal to one third (1/3rd) of the Reduction Instalment payable on the next Reduction Date and the relevant monthly fraction of the interest due on the next Interest Payment Date.

22.2	The Lender shall pay interest to the Borrowers on the credit balances from time to time in the Retention Account at the rate which it usually pays on equivalent amounts and in accordance with its usual practice.

22.3	On each Reduction Date, the Lender shall transfer from the Retention Account to the Loan Account(s) an amount equal to the Reduction Instalment payable on that date and on each Interest Payment Date the Lender shall transfer from the Retention Account to the Loan Accounts(s) an amount equal to the interest payable under Clause 7 on that date.

22.4	In the event that there are insufficient funds in the Earnings Accounts to pay the amounts referred to in Clause 22.1 above the Borrowers agree to pay to the Lender an amount equal to the difference between the actual amount in the Earnings Accounts and the amount due under Clause 22.1 on the first next Banking Day (or such other Banking Day agreed pursuant to Clause 22.1) in such month.

22.5	The Lender acknowledges that the Borrowers shall, unless and until an Event of Default (or any event which only with the giving of notice or passage of time or a determination by the Lender and/or satisfaction of any condition or any combination of the foregoing may become an Event of Default) shall occur and the Lender shall direct to the contrary, be entitled from time to time, to require that moneys for the time being standing to the credit of the Accounts or any of them be transferred in such amounts and for such periods as the Borrowers select to fixed-term deposit accounts (“deposit accounts”) opened in the name of the Borrowers with the Lender. None of the Borrowers shall be entitled to withdraw moneys standing to the credit of (i) the Retention Account and (ii) the Earnings Accounts or any of them which are the relevant subject of a fixed term deposit until the expiry of the period of such deposit unless the Borrowers shall, on withdrawing such moneys pay to the

Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such withdrawal being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Earnings Account for the amount so certified prior to such withdrawal being made. Without prejudice to the foregoing in the event that any moneys so deposited are to be applied pursuant to Clause 12, the Borrowers shall, on such application being made, pay to the Lender on demand any loss or expense which the Lender shall certify that it has sustained or incurred as a result of such application being made prior to the expiry of the period of the relevant deposit and the Lender shall be entitled to debit the relevant Account for the amount so certified prior to such application being made. Any deposit accounts shall, for all the purposes of the Finance Documents, be deemed to be sub-accounts of the relevant Accounts from which the moneys deposited in the deposit accounts were transferred and all references in the Finance Documents to the Accounts or any of them shall be deemed to include the deposit accounts deemed as aforesaid to be sub-accounts thereof.
22.6	Each Borrower hereby undertakes to ensure that, throughout the Security Period all payments by the Lender to the Borrowers under each Designated Transaction are paid to the Retention Account.

22.7	Each Borrower (without prejudice to the terms of each General Assignment) hereby undertakes to pay and procure that all the Earnings of each Ship are paid to the relevant Earnings Account. Unless and until the Lender gives notice to the Borrowers that it requires that all Earnings be paid directly to the Lender (which notice may only be given by the Lender if an Event of Default has occurred), all amounts in the Earnings Accounts shall be applied as follows:
(i)	first, towards the payment of fees and costs that are due and payable by the Borrowers to the Lender under the Finance Documents;

(ii)	second, towards payment to the Retention Account of the amounts required to be transferred to the credit thereof in accordance with Clause 22; and

(iii)	third, any balance thereafter remaining in the Earnings Accounts shall be available to the Borrowers.
23.	SECURITY COVER

In the event that the Security Cover is below (i) One hundred ten per cent (110%) for the period falling up to twenty four (24) months after the Drawdown Date first to occur or (ii) One hundred and thirty per cent (130%) at any time thereafter, the Borrowers shall within twenty one (21) Banking Days of receipt of a notice from the Lender advising the Borrowers of the amount of such deficiency (which notice shall be conclusive) either provide to the Lender additional security (valued in accordance with normal banking practice) which shall in all respects be satisfactory to the Lender and has a net realizable value at least equal to the shortfall, or prepay part of the Facility in accordance with Clause 10.4 by an amount equal to the amount of the shortfall.

24.	EVENTS OF DEFAULT

24.1	If:
24.1.1	the Borrowers or any of them or any other Security Party fail to pay on the due date for payment any amount which shall have become due hereunder or under the other Finance Documents;

24.1.2	any representation, warranty or statement made by the Borrowers or any of them or any other Security Party in this Agreement or in any of the other Finance Documents or any certificate, statement or opinion delivered or made hereunder or under the Subject Documents or in connection herewith or with the Subject Documents shall be incorrect or inaccurate when made in any material respect;

24.1.3	an event of default under and as defined in any of the Subject Documents shall occur;

24.1.4	the Borrowers or any of them or any other Security Party fail(s) duly and punctually to perform or observe any other term of this Agreement and/or the Master Agreement and in any such case such failure, if capable of remedy, shall continue for fourteen (14) days (and in the case of a failure to comply with the covenant contained in Clause 23, such failure shall continue for twelve (12) calendar months or such other period as the Lender may approve in its sole and absolute discretion) after the Lender shall have given to the Borrowers notice in writing of such failure;

24.1.5	any other indebtedness of the Borrowers, the other Security Parties or any of them exceeding in aggregate Three hundred thousand Dollars ($300,000), shall become due and payable or, with the giving of notice or lapse of time or both, capable of being declared due and payable prior to its stated maturity by reason of any circumstance entitling the creditor(s) thereof to declare such indebtedness due and payable and such indebtedness is not paid within fourteen (14) days thereof;

24.1.6	the Borrowers or any of them or any other Security Party or any other member of the Group shall enter into voluntary or involuntary bankruptcy, liquidation or dissolution, or shall become insolvent, or an administrator, administrative receiver, receiver or liquidator shall be appointed of all or a material part of its undertaking or assets or proceedings are commenced by or against them/it under any reorganisation, arrangement, readjustment of debts, dissolution or liquidation law or regulation, or if any event shall occur which, under the relevant system of law, shall have an equivalent effect;

24.1.7	a petition is presented in any Pertinent Jurisdiction for the winding up or administration, or the appointment of a provisional liquidator, of the Borrowers or any other Security Party unless such petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within thirty (30) days of the presentation of the petition;

24.1.8	the Borrowers or any of them or any other Security Party or any other member of the Group shall cease or threaten to cease to carry on the whole or a substantial part of their/its business;

24.1.9	the Borrowers or any of them or any other Security Party or any other member of the Group shall transfer or dispose of all or a substantial part of their/its assets whether by one or a series of transactions, related or not;

24.1.10	the Subject Documents or any of them shall cease, in whole or in part, to be valid, binding and enforceable;

24.1.11	the Borrowers or any of them shall sell, transfer, dispose of or encumber their/its Ship or any interest or share therein, or agree so to do (save for Permitted Liens) without the prior written consent of the Lender;

24.1.12	any of the Ships shall become a Total Loss and the Borrowers shall fail to make the mandatory prepayment required to be made under Clause 10.1 in respect of such Total Loss within the time therein set forth;

24.1.13	any governmental or other consent, licence or authority required to make this Agreement and/or any of the other Finance Documents legal, valid, binding, enforceable and admissible in evidence or required to enable the Borrowers or any of them or any other Security Party to perform their/its respective duties and discharge their/its liabilities hereunder or under the other Finance Documents is withdrawn or ceases to be in full force and effect unless the Borrowers or such other Security Party procures that such consent, licence or authority is reinstated or re-issued to the satisfaction of the Lender within fifteen (15) calendar days of the said withdrawal or cessation;

24.1.14	any distress or execution is levied or enforced against a material (in the opinion of the Lender) part of the property and assets of the Borrowers or any of them or any other Security Party and such distress or execution is not withdrawn or discharged within ten (10) Banking Days; or

24.1.15	the Borrowers or any of them or any other Security Party or any other member of the Group shall stop payment of, or shall be unable to, or shall admit inability to pay their/its debts as they fall due, or shall enter into any composition or other arrangement with their/its creditors generally or shall declare a general moratorium on the payment of indebtedness;

24.1.16	the fulfilment of any one or more of the obligations covenants and undertakings contained in any one or more of this Agreement, the other Finance Documents and any other documents executed pursuant hereto or thereto or the exercise of any of the rights vested in the Lender hereunder or thereunder becoming either unlawful under any applicable law or unauthorised by any authority having jurisdiction or otherwise impossible;

24.1.17	if (a) an Event of Default or Potential Event of Default (in each case as defined in the Master Agreement) has occurred and is continuing under the Master Agreement or (b) an Early Termination Date (as defined in the Master Agreement) has occurred or been or become capable of being effectively designated under the Master Agreement or (c) a person entitled to do so gives notice of an Early Termination Date under Section 6(b)(iv) of the Master Agreement or (d) the Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason;

24.1.18	a material adverse change occurs in the financial condition or operation of any one or more of the Security Parties or any other member of the Group;

24.1.19	if any Security Party and/or any Charterer repudiates or evidences an intention to repudiate any one or more of the Subject Documents or if any Subject Document is rescinded or cancelled or terminated or amended or varied, without the Lender’s prior written consent;

24.1.20	if any Ship is arrested or detained and such arrest or detention is not released within fourteen (14) days, or an order for the sale of any Ship is made by a court of competent jurisdiction or the Borrowers cease to retain possession and/or control of any Ship for a period in excess of fourteen (14) days;

24.1.21	if Michael Zolotas ceases to be Chief Executive Officer and/or Nicholas Fistes ceases to be the Chairman of the Corporate Guarantor and/or if Michael Zolotas and Nicholas Fistes together shall own directly or indirectly less than 10% of the Corporate Guarantor’s voting share capital, in each case, without the Lender’s prior written consent; or

24.1.22	without limitation to the foregoing provisions of this Clause 24.1, any breach occurs which is material (in the opinion of the Lender) of the terms, and conditions of the Bonds or a Fundamental Change occurs pursuant to the Fundamental Change Put Option (as each of those terms is defined in the Bonds).
then, and in any such event and at any time thereafter, the Lender may by written notice to the Borrowers declare that the Facility of the Lender shall be cancelled, whereupon the same shall be cancelled and declare the Indebtedness immediately due and payable whereupon the same shall become so payable to the Lender.

24.2	All amounts received by the Lender under or pursuant to any of the Finance Documents after the happening of any Event of Default shall be applied by the Lender in payment of the Indebtedness in accordance with the terms of Clause 12.

24.3	On the occurrence of an Event of Default the Lender shall have the right and power to order the Ships or any of them to proceed forthwith at the relevant Owner’s risk and expense to a port or place nominated by the Lender. The relevant Owner undertakes to give the necessary instructions to the Master of its Ship to comply with any such order of the Lender and if the relevant Owner fails to give such instructions for any reason whatsoever the Lender shall have the right and power to give such instructions direct to the Master(s).

24.4	On the occurrence of any Event of Default the Lender shall be entitled but not obliged to, exercise all its rights under the Master Agreement and to, inter alia, cancel, net out, unwind, terminate or liquidate all or any part of the rights, benefits and obligations created by any Designated Transaction and/or the Master Agreement. Without prejudice to or limitation of the obligations of the Borrowers hereunder and under the Master Agreement, in the event that the Lender exercises any of its rights under the Master Agreement and such exercise results in all or part of a Designated Transaction being terminated, such termination shall constitute a Terminated Transaction (as defined in section 14 of the Master Agreement) effected by the Lender after an Event of Default (as so defined in that section 14) by the Borrowers and, accordingly, the Lender shall be entitled to recover from the Borrowers a payment for early termination calculated in accordance with the provisions of section 6(e)(i) of the Master Agreement.

25.	SET-OFF

25.1	The Lender shall have the right, in addition to all rights of set off, combination, lien or otherwise which it has at law or under any agreement between the Lender and the Borrowers or any of them at any time without demand after the occurrence of an Event of Default:
25.1.1	to set off any amount to the credit of any existing accounts of the Borrowers or any of them and/or the Corporate Guarantor with the Lender (whether deposit, loan or any other account) including, without limitation, the Earnings Accounts and the Retention Account in or towards satisfaction of all amounts due from the Borrowers under this Agreement and/or the other Finance Documents; and

25.1.2	to transfer and apply any amount standing to the credit of any such existing accounts of the Borrowers or any of them and/or the Corporate Guarantor with any associate or subsidiary of the Lender in or towards satisfaction of all amounts due from the Borrowers or any of them under this Agreement and/or the other Finance Documents.
25.2	Where such set-off or transfer requires the conversion of one currency into another, such conversion shall be calculated at the spot rate as conclusively determined by the Lender for purchasing such currency with the currency in which the relevant amounts are denominated on the date of actual payment.
26.	FEES

26.1	The Borrowers have agreed to pay to the Lender an arrangement fee of Four hundred thousand Dollars ($400,000) on the Drawdown Date of the Advance first to occur.

26.2	The Borrowers shall also pay to the Lender a commitment fee (the “Commitment Fee”) of One per cent (1%) per annum on the from time to time available and undrawn amount of the Facility such Commitment Fee shall accrue from day to day for a period starting on the date of acceptance of the Commitment Letter and ending the earlier of (a) the relevant Termination Date and (b) the date of cancellation of any undrawn part of the Facility shall be calculated upon the exact number of days which have elapsed on the basis of a year consisting of three hundred and sixty (360) days and shall be payable quarterly in arrears and on the earliest of (a) the relevant Termination Date and (b) such date of cancellation as the case may be.

26.3	The Borrowers shall also pay to the Lender a management fee of Ten thousand Dollars ($10,000) which shall be paid on the date falling twelve (12) months from the Drawdown Date of the Advance first to occur and at annual intervals thereafter throughout the Security Period.

27.	EXPENSES

27.1	Whether or not the Facility or any part thereof, is actually drawn down the Borrowers shall reimburse the Lender on demand for all costs, charges and expenses incurred by the Lender in connection with the preparation, negotiation and conclusion of this Agreement and the other Finance Documents including fees and expenses of the Lender’s legal advisers.

27.2	The Borrowers shall reimburse the Lender on demand for all charges and expenses (including legal fees) incurred by the Lender in or in connection with the exercise of the Lender’s rights and powers under this Agreement and the other Finance Documents (including but not limited to the fees and charges of auditors, brokers, surveyors and lawyers instructed by the Lender) and with the actual, attempted or purported enforcement of, or preservation of rights under this Agreement and the other Finance Documents.

28.	INDEMNITY

The Borrowers hereunder jointly and severally undertake and agree to indemnify the Lender, upon the Lender’s first demand, from and against any losses, costs or expenses (including legal expenses) which they incur in consequence of any Event of Default including (but without limitation) all losses (including loss of profit for the current Interest Period), premiums and penalties incurred or to be incurred in liquidating or redeploying deposits made by third parties or funds acquired or arranged to advance or maintain the

Facility or any part thereof and any liability items which arise, or are asserted, under or in connection with any law relating to safety at sea.
29.	ENVIRONMENTAL INDEMNITY

The Borrowers jointly and severally undertake to indemnify the Lender against all damages, losses, liabilities, costs, expenses, penalties, fines or proceedings which may be incurred or paid by or imposed on the Lender directly or indirectly at any time (whether before or after the Indebtedness has been repaid in full) pursuant to any Environmental Law or any other environmental legislation of any state or government which would not have been incurred or paid by or imposed on the Lender had it not entered into this Agreement and/or the other Finance Documents.
30.	STAMP DUTIES

The Borrowers shall pay any and all stamp, registration and similar taxes and charges of whatsoever nature which may be payable or determined to be payable on, or in connection with, the execution, registration, notarisation, performance or enforcement of this Agreement or the other Finance Documents. The Borrowers shall indemnify the Lender against any and all liabilities with respect to or resulting from delay or omission on the part of the Borrowers or any of them to pay any such taxes.

31.	DETERMINATIONS

Each determination of an Interest Rate or a Default Rate or of any amount in respect of principal or interest or fees or expenses by the Lender in accordance with this Agreement and every other determination or certification by the Lender under this Agreement shall be conclusive and binding on the Borrowers in the absence of manifest error.

32.	NO WAIVER

No failure to exercise and no delay on the part of the Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or power preclude any other or future exercise thereof or the exercise of any other right or power. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers or remedies provided by law.

33.	PARTIAL INVALIDITY

In the event that any term or condition of this Agreement is rendered or declared illegal, invalid or inoperative in whole or in part by any statute rule or regulation or any decision of any court or tribunal of competent jurisdiction then such determination or declaration shall neither affect the validity of any other term or condition of this Agreement which (save as aforesaid) will remain in full force and effect nor the legality, validity or enforceability of such term or condition under the laws of any other jurisdiction.

34.	TRANSFER, ASSIGNMENT, PARTICIPATION, CHANGE OF LENDING BRANCH

34.1	This Agreement shall bind and be to the benefit of the Borrowers and the Lender and their respective successors and permitted assigns.

34.2	None of the Borrowers may assign any of its rights, powers, duties or liabilities hereunder without the prior written consent of the Lender which it shall have full power to withhold.

34.3	The Lender may, without prior notice or the consent of the Borrowers or any other Security Party, at any time assign, transfer all or part of the Facility and its rights and/or obligations and/or powers under this Agreement to any other bank or other financial institution (the “Transferee Lender”). The Lender shall notify the Borrowers of any such assignment or transfer as soon as practicable.

34.4	The Lender may at any time and from time to time change its lending office in respect of the whole or any part of its participation in the Facility. The Lender shall notify the Borrowers of any such change in the lending office as soon as is practicable.

34.5	If the Lender transfers or assigns, transfers or in any other manner grants participation in respect of all or any part of its rights, powers duties and liabilities hereunder pursuant to Clause 34.3 the Borrowers undertake immediately on being requested to do so by the Lender and at the cost of the Lender to enter into and procure that the other parties to the Finance Documents shall enter into, such documents as may be necessary or desirable to transfer to the relevant assignee, transferee or participant all or the relevant part of the Lender’s interest in the Finance Documents and all relevant references in this Agreement and the Finance Documents to the Lender shall thereafter be construed as a reference to the Lender and/or such assignee, transferee or participant (as the case may be) to the extent of their respective interests.

34.6	The Lender may disclose to a potential assignee, transferee of participant or to any other person who may propose entering into contractual relations with the Lender in relation to this Agreement such information about the Borrowers and the other Security Parties as the Lender shall consider appropriate.

35.	NON-IMMUNITY

35.1	None of the Borrowers and the Corporate Guarantor has any right of immunity from set-off, suit or execution, attachment or other legal process under the laws of the United Kingdom, or the Republic of Greece, the Republic of Panama the Republic of Liberia or Bermuda.

35.2	The exercise by each of the Borrowers of its rights and performance and discharge of its duties and liabilities hereunder will constitute commercial acts done and performed for private and commercial purposes.

35.3	To the extent that the Borrowers or any of them may in any jurisdiction in which proceedings may at any time be taken for the enforcement of this Agreement and/or any of the other Finance Documents claim for themselves or their assets immunity from suit, judgment, execution, attachment (whether, before judgment or otherwise) or other legal process, and to the extent that in any such jurisdiction there may be attributed to themselves or their assets any such immunity (whether or not claimed), the Borrowers hereby irrevocably agree not to claim and hereby irrevocably waive any such immunity to the full extent permitted by the laws of such jurisdiction.
36.	NOTICES

36.1	Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

36.2	A notice shall be sent:

(a)	to the Borrowers:	c/o Newlead Bulkers S.A. 1-7, Flessa & 83, Akti Miaouli 185 38 Piraeus Greece Fax No.: +30 213 0148408

(b)	to the Lender at:	24B Kifissias Avenue 151 25 Maroussi Attiki, Greece Fax No: +30 210 6896358
or to such other address as the relevant party may notify the other in writing.

36.3	Subject to Clauses 36.4 and 36.5:
(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered;

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, two (2) hours after its transmission is completed.
36.4	However, if under Clause 36.3 a notice would be deemed to be served:
(a)	on a day which is not a Banking Day in the place of receipt; or

(b)	on such a Banking Day, but after 5 p.m. local time;
the notice shall (subject to Clause 36.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a Banking Day.

36.5	Clauses 36.3 and 36.4 do not apply if the recipient of a notice notifies the sender within one (1) hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form, which is illegible in a material respect.

36.6	A notice under or in connection with a Finance Document shall not be invalid by reason that the manner of serving it does not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice.

36.7	Any notice under or in connection with a Finance Document shall be in English.

36.8	In this Clause “notice” includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

37	SUPPLEMENTAL

37.1	The rights and remedies which the Finance Documents give to the Lender are:
(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.
37.2	If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

37.3	A Finance Document may be executed in any number of counterparts.

37.4	A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

37.5	This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between the Lender and the Borrowers or their representatives prior to the date of this Agreement including, without limitation, the Commitment Letter.

38.	LAW AND JURISDICTION

38.1	This Agreement and any non-contractual obligations connected with it shall be governed by, and construed in accordance with, English law.

38.2	Subject to Clause 38.3, the courts of England shall have exclusive jurisdiction to settle any disputes, which may arise out of or in connection with this Agreement and any non-contractual obligations connected with it.

38.3	Clause 38.2 is for the exclusive benefit of the Lender, which reserves the right:
(a)	to commence proceedings in relation to any matter which arises out of or in connection with this Agreement in the courts of the Republic of Greece and/or any country other than England or Greece and which have or claim jurisdiction to that matter; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or Greece or without commencing proceedings in England or Greece.
The Borrowers shall not commence any proceedings in any country other than England in relation to a matter, which arises out of or in connection with this Agreement and any non-contractual obligations connected with it.

38.4	The Borrowers irrevocably appoint HFW Nominees Limited, presently at Friary Court, 65 Crutched Friars, London EC3N 2AE, England, to act as its/their agent to receive and accept on their/its behalf any process or other document relating to any proceedings in the English courts which are connected with this Agreement and any non-contractual obligations connected with it.

38.5	The Borrowers irrevocably designate and appoint Mr. Peter Kallifidas, an Attorney-at-law with offices at 83 Akti Miaouli, 185 38 Piraeus, Greece, as agent for the service of process in Greece (“antiklitos”) and agree to consider any legal process or any demand or notice made served by or on behalf of the Lender on the said agent as being made to the Borrowers. The designation of such an authorized agent (“antiklitos”) shall remain irrevocable until all Indebtedness shall have been paid in full in accordance with the terms of this Agreement and the other Finance Documents.

38.6	Nothing in this Clause 38 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

38.7	In this Clause 38, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure or enforcement court order (diatagi pliromis).

39.	THIS AGREEMENT AND THE OTHER FINANCE DOCUMENTS

In case of any conflict between the provisions of this Agreement and any of the other Finance Documents the provisions of this Agreement shall prevail.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first above written.

EXECUTION PAGE

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/ Panagiotis-Peter Kallifidas
and by		)
for and on behalf of		)
MARFIN EGNATIA BANK Societe Anonyme		)
in the presence of:	Anna Zois	)	/s/ Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/ Panagiotis-Peter Kallifidas
for and on behalf of		)
AUSTRALIA HOLDINGS LTD.		)
in the presence of:	Anna Zois	)	/s/ Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/ Panagiotis-Peter Kallifidas
for and on behalf of		)
CHINA HOLDINGS LTD.		)
in the presence of:	Anna Zois	)	/s/ Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/ Panagiotis-Peter Kallifidas
for and on behalf of		)
BRAZIL HOLDINGS LTD.		)
in the presence of:	Anna Zois	)	/s/ Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/ Panagiotis-Peter Kallifidas
for and on behalf of		)
GRAND RODOSI INC.		)
in the presence of:	Anna Zois	)	/s/ Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/Panagiotis-Peter Kallifidas
for and on behalf of		)
NEWLEAD BULKERS S.A.		)
in the presence of:	Anna Zois	)	/s/Anna Zois

SIGNED by	Panagiotis-Peter Kallifidas	)	/s/Panagiotis-Peter Kallifidas
for and on behalf of		)
NEWLEAD SHIPPING S.A.		)
in the presence of:	Anna Zois	)	/s/Anna Zois

SCHEDULE 1
FORM OF NOTICE OF DRAWDOWN
TO:	MARFIN EGNATIA BANK Societe Anonyme 24B Kifissias Avenue 151 25 Maroussi Attiki, Greece
Date: [•]
Dear Sirs,
Financial Agreement made to Grand Rodosi Inc, China Holdings Ltd., Australia Holdings, Ltd., Brazil Holdings Ltd., Newlead Bulkers S.A. and Newlead Shipping S.A.
1.	We refer to the financial agreement dated [•] 2010 (the “Financial Agreement”) and made between ourselves, as joint and several Borrowers and yourselves as Lender, in connection with a reducing revolving credit facility of up to Sixty Five million Two hundred Eighty thousand Dollars ($65,280,000).

Terms defined in the Financial Agreement have their defined meanings when used in this Notice of Drawdown.

2.	We request to borrow [an] Advance[s] as follows:
(a)	Amount: $ [•];

(b)	Drawdown Date: [•];

(c)	Duration of the first Interest Period shall be [•] months; and

(d)	Payment instructions: account in the name of [•] and numbered [•] with [•] of [•].
3.	We represent and warrant that:
(a)	the representations and warranties in Clause 16 of the Financial Agreement and in the other Finance Documents would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing;

(b)	no Event of Default has occurred or will result from the borrowing of the above Advance[s].
4.	This notice cannot be revoked without your prior written consent.

5.	[We authorise you to deduct from the proceeds of the above Advance[s] the amount of [(a)] the arrangement fee referred to in Clause 26.1 [and][b] [the Commitment Fee referred to in Clause 26.2 [and][c][the management fee referred to in Clause 26.3][and][d][and [(e)] all legal fees payable pursuant to Clause [18.1.14.]]
Yours faithfully,
For and on behalf of
AUSTRALIA HOLDINGS LTD.

Attorney-in-Fact
For and on behalf of
CHINA HOLDINGS LTD.

Attorney-in-Fact
For and on behalf of
BRAZIL HOLDINGS LTD.

Attorney-in-Fact
For and on behalf of
GRAND RODOSI INC.

Attorney-in-Fact

For and on behalf of
NEWLEAD BULKERS S.A.

Attorney-in-Fact
For and on behalf of
NEWLEAD SHIPPING S.A.

Attorney-in-Fact

SCHEDULE 2
FORM OF ACKNOWLEDGEMENT
Date: [•]
Financial Agreement dated [•] 2010 (the “Financial Agreement”)
We the undersigned Borrowers declare that in connection with the above Financial Agreement we received [an] Advance[s] in the amount of [•] Dollars ($[•]) value [•].
Capitalised terms used herein shall have the respective meanings specified in the Financial Agreement.
Yours faithfully,
For and on behalf of
AUSTRALIA HOLDINGS LTD.

Attorney-in-Fact
For and on behalf of
CHINA HOLDINGS LTD.

Attorney-in-Fact
For and on behalf of
BRAZIL HOLDINGS LTD.

Attorney-in-Fact

For and on behalf of
GRAND RODOSI INC.

Attorney-in-Fact
For and on behalf of
NEWLEAD BULKERS S.A.

Attorney-in-Fact
For and on behalf of
NEWLEAD SHIPPING S.A.

Attorney-in-Fact

SCHEDULE 3
Form of Compliance Certificate
To:	MARFIN EGNATIA BANK Societe Anonyme 24B Kifissias Avenue 151 25 Maroussi Attiki, Greece
Date: [•]
Dear Sirs,
We refer to a financial agreement dated [•] 2010 (the “Financial Agreement”) made between (1) Grand Rodosi Inc, China Holdings Ltd., Australia Holdings, Ltd., Brazil Holdings Ltd., Newlead Bulkers S.A. and Newlead Shipping S.A. (together the “Borrowers”) as joint and several borrowers and (2) you, as lender.
Words and expressions defined in the Financial Agreement shall have the same meaning when used in this compliance certificate.
We enclose with this certificate a copy of the [audited annual][unaudited quarterly] Financial Statements of the Borrowers and the Group for the annual][quarterly][period] ended [•]. The Financial Statements (i) have been prepared in accordance with all applicable laws and Applicable Accounting Principles consistently applied, (ii) give a true and fair view of the state of affairs of the Group at the date of the accounts and of its profit for the period to which the accounts relate and (iii) fully disclose or provide for all significant liabilities of the Group.
We hereby represent that no Event of Default has occurred as at the date of this certificate [except for the following matter or event: [set out all material details of matter or event]].
We now certify that, as at [•]:
(a)	the Equity Ratio is not less than [25%][30%]

(b)	Working Capital is not less than zero Dollars ($0)

(c)	the ratio of EBITDA to Interest Payable is not less than [2.0] [2.50] to 1.00
[or as the case may be, specify in what respect any of the financial covenants are not complied with]
(d)	no Event of Default has occurred and is continuing

This certificate shall be governed by, and construed in accordance with, English law.

[•]
Chief Financial Officer
NEWLEAD HOLDINGS LTD.